                            AGREEMENT AND PLAN OF MERGER


                                  BY AND AMONG


                           MASTERBRAND CABINETS, INC.

                              MBC ACQUISITION CORP.


                                       AND


                              OMEGA HOLDINGS, INC.


                            DATED AS OF APRIL 4, 2002

                                TABLE OF CONTENTS

                                                                                                        Page
                                                                                                        ----

ARTICLE I
THE MERGER; EFFECTIVE TIME; CLOSING......................................................................2
   1.1  The Merger.......................................................................................2
   1.2  Closing..........................................................................................2
   1.3  Effective Time...................................................................................2
   1.4  Effect of the Merger.............................................................................2
ARTICLE II
CERTIFICATE OF INCORPORATION AND BYLAWS OF THE SURVIVING CORPORATION.....................................3
   2.1  Certificate of Incorporation.....................................................................3
   2.2  Bylaws...........................................................................................3
ARTICLE III
DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION......................................................3
   3.1  Directors of the Surviving Corporation...........................................................3
   3.2  Officers of the Surviving Corporation............................................................3
ARTICLE IV
MERGER CONSIDERATION; CONVERSION OR CANCELLATION OF SHARES IN THE MERGER.................................3
   4.1  Effect of the Merger on the Shares...............................................................3
   4.2  Payment for the Shares...........................................................................4
   4.3  Stock Options....................................................................................7
   4.4  Warrants.........................................................................................7
   4.5  Payments at Closing..............................................................................8
   4.6  Repayment of Company Indebtedness................................................................8
   4.7  Further Assurances...............................................................................8
ARTICLE V
REPRESENTATIONS AND WARRANTIES...........................................................................9
   5.1  Representations and Warranties of the Company....................................................9
   5.2  Representations and Warranties of Parent and Merger Sub.........................................28
ARTICLE VI
COVENANTS; DELIVERIES; CONDITIONS.......................................................................30
   6.1  Covenants.......................................................................................30
   6.2  Documents to be Delivered Upon Signing..........................................................33
   6.3  Conditions to Each Party's Obligations..........................................................33
   6.4  Additional Conditions to the Obligations of Parent and Merger Sub...............................34
   6.5  Additional Conditions to the Obligations of the Company.........................................34
ARTICLE VII
SURVIVAL; INDEMNIFICATION...............................................................................35
   7.1  Survival Periods................................................................................35
   7.2  Indemnification by Fully-Diluted Stockholders...................................................35
   7.3  Indemnification by Parent.......................................................................36
   7.4  Claims Procedures...............................................................................37
   7.5  Tax Treatment of Indemnification Payments.......................................................37

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
   7.6  Directors' and Officers' Indemnification........................................................37
ARTICLE VIII
MISCELLANEOUS AND GENERAL...............................................................................39
   8.1  Payment of Expenses; Representation.............................................................39
   8.2  Counterparts; Amendment.........................................................................39
   8.3  Governing Law...................................................................................40
   8.4  Notices.........................................................................................40
   8.5  Entire Agreement; Assignment....................................................................41
   8.6  Parties in Interest.............................................................................41
   8.7  Certain Definitions.............................................................................41
   8.8  Obligations of Subsidiary.......................................................................49
   8.9  Severability....................................................................................49
   8.10  Specific Performance...........................................................................49
   8.11  Trial by Jury..................................................................................49
   8.12  Headings, Definitions..........................................................................50
   8.13  Limitation on Remedies.........................................................................50
   8.14  Jurisdiction...................................................................................50
ARTICLE IX
HOLDERS REPRESENTATIVE..................................................................................51
   9.1  Appointment.....................................................................................51
   9.2  Authorization...................................................................................51
   9.3  Expenses of the Holders Representative..........................................................51
   9.4  Irrevocable Appointment.........................................................................53
   9.5  Parent's Reliance...............................................................................53
   9.6  Binding Appointment.............................................................................53
ARTICLE X
TERMINATION.............................................................................................53
   10.1  Termination by Mutual Consent..................................................................53
   10.2  Termination by either the Company or Parent....................................................53
   10.3  Effect of Termination..........................................................................54

                            GLOSSARY OF DEFINED TERMS

2001 Balance Sheet...................................................................Section 5.1(e)
2001 Financial Statements............................................................Section 5.1(e)
280G Consent.........................................................................Section 6.1(e)
Acquisition Proposal.................................................................Section 6.1(d)
Action..................................................................................Section 8.7
Affiliate...............................................................................Section 8.7
Agreement..............................................................................Introduction
Business Day............................................................................Section 8.7
Canada Competition Act..................................................................Section 8.7
Canadian Exchangeable Shares............................................................Section 8.7
Cash....................................................................................Section 8.7
Certificates.........................................................................Section 4.2(a)
Certificate of Merger...................................................................Section 1.2
Closing.................................................................................Section 1.2
Closing Date............................................................................Section 1.2
Code....................................................................................Section 8.7
Company................................................................................Introduction
Company Acquisition Transaction......................................................Section 6.1(d)
Company Common Shares......................................................................Recitals
Company Indemnified Parties ............................................................Section 7.6
Company Intellectual Property ..........................................................Section 8.7
Company IP Agreements...................................................................Section 8.7
Company SEC Reports..................................................................Section 5.1(e)
Company Software........................................................................Section 8.7
Confidentiality Agreement..............................................................Section 8.13
Control.................................................................................Section 8.7
Controlled Group........................................................................Section 8.7
DGCL.......................................................................................Recitals
Disclosure Schedules....................................................................Section 5.1
Dissenting Shares....................................................................Section 4.1(c)
Effective Time..........................................................................Section 1.3
Employee Benefit Plan...................................................................Section 8.7
Employee Pension Benefit Plan...........................................................Section 8.7
Employee Welfare Benefit Plan...........................................................Section 8.7
Environmental Law(s)....................................................................Section 8.7
Environmental Permit....................................................................Section 8.7
ERISA...................................................................................Section 8.7
Escrow and Paying Agent..............................................................Section 4.2(a)
Exchange Act............................................................................Section 8.7
Excluded Licenses.......................................................................Section 8.7
Fully-Diluted Stockholders..............................................................Section 8.7
GAAP....................................................................................Section 8.7

Governmental Authority..................................................................Section 8.7
Governmental Order......................................................................Section 8.7
Hazardous Substance(s)..................................................................Section 8.7
Holders Representative..................................................................Section 9.1
HSR Act.................................................................................Section 8.7
Improvements.........................................................................Section 5.1(q)
Indebtedness...........................................................................Schedule 8.7
Indemnity Escrow........................................................................Section 8.7
Indemnity Escrow Agreement..............................................................Section 8.7
Information Statement................................................................Section 6.1(j)
Intellectual Property...................................................................Section 8.7
Inventories.............................................................................Section 8.7
IRS.....................................................................................Section 8.7
Kitchen Craft Cash Bonus Amount.........................................................Section 8.7
Knowledge...............................................................................Section 8.7
Law.....................................................................................Section 8.7
Leased Real Property....................................................................Section 8.7
Leases...............................................................................Section 5.1(q)
Legal and Accounting Costs..............................................................Section 8.7
Letter of Transmittal................................................................Section 4.2(b)
Liability/Liabilities...................................................................Section 8.7
Licenses.............................................................................Section 5.1(n)
Lien....................................................................................Section 8.7
Losses..................................................................................Section 8.7
Management Notes........................................................................Section 8.7
Material Adverse Effect.................................................................Section 8.7
Merger.....................................................................................Recitals
Merger Consideration....................................................................Section 8.7
Merger Price............................................................................Section 8.7
Merger Sub.............................................................................Introduction
Net Indebtedness........................................................................Section 8.7
Net Indebtedness Certificate............................................................Section 8.7
Option Payments.........................................................................Section 4.3
Options.................................................................................Section 4.3
Ordinary Course of Business.............................................................Section 8.7
Owned Real Property.....................................................................Section 8.7
Parent.................................................................................Introduction
Parent Disclosure Schedules.............................................................Section 5.2
Parent Indemnified Parties..............................................................Section 7.2
Parent Material Adverse Effect..........................................................Section 8.7
Parties................................................................................Introduction
Permitted Liens.........................................................................Section 8.7
Person..................................................................................Section 8.7
Principal Stockholder......................................................................Recitals
Prohibited Transaction..................................................................Section 8.7
Real Property...........................................................................Section 8.7

Receivables.............................................................................Section 8.7
Registered Intellectual Property........................................................Section 8.7
Release.................................................................................Section 8.7
Representative.......................................................................Section 6.1(d)
Restraints...........................................................................Section 6.3(a)
Scheduled Contract...................................................................Section 5.1(m)
SEC.....................................................................................Section 8.7
Securities Act..........................................................................Section 8.7
Senior Executive........................................................................Section 8.7
Senior Subordinated Notes...............................................................Section 8.7
Software................................................................................Section 8.7
Stock Option Plan.......................................................................Section 4.3
Stockholder Indemnified Parties.........................................................Section 7.3
Stockholders Agreement...............................................................Section 5.1(c)
Subsidiary..............................................................................Section 8.7
Surviving Corporation...................................................................Section 1.1
Tax..................................................................................Section 5.1(p)
Tax Deductions.......................................................................Section 5.1(p)
Threshold...............................................................................Section 7.2
Unregistered Intellectual Property......................................................Section 8.7
Voting Agreement...........................................................................Recitals
Warrant Payments........................................................................Section 4.4
Warrants................................................................................Section 4.4
Written Consent............................................................................Recitals

                                    EXHIBITS

Exhibit A-1       -       Form of Voting Agreement
Exhibit A-2       -       Form of Certificate of Merger
Exhibit B         -       Form of Letter of Transmittal
Exhibit C-1       -       Form of Kitchen Craft Cash Bonus Award Agreement
Exhibit C-2       -       Form of Stock Option Cancellation Agreement
Exhibit D         -       Form of Indemnity Escrow Agreement
Exhibit E-1       -       Form of Opinion of Parent Counsel
Exhibit E-2       -       Form of Opinion of Company Counsel

                          AGREEMENT AND PLAN OF MERGER


                  AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of April 4 2002, by and among MASTERBRAND CABINETS, INC., a Delaware corporation ("Parent"), MBC ACQUISITION CORP., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Merger Sub"), and OMEGA HOLDINGS, INC., a Delaware corporation (the "Company"). Parent, Merger Sub, the Company and, solely with respect to Articles VIII and IX, the Holders Representative, are referred to collectively herein as the "Parties."

                                    RECITALS

                  WHEREAS, the Board of Directors of each of Parent, Merger Sub and the Company have determined that it is in the best interests of each corporation and their respective stockholders that the Parties consummate the business combination transaction provided for herein in which Merger Sub will merge with and into the Company with the Company continuing as the surviving corporation (the "Merger");

                  WHEREAS, Parent, as the sole shareholder of Merger Sub, has approved this Agreement, the Merger and the transactions contemplated by this Agreement pursuant to action taken in accordance with the requirements of the Delaware General Corporation Law (the "DGCL") and the bylaws of Merger Sub; and

                  WHEREAS, contemporaneously with the execution and delivery of this Agreement, as a condition and an inducement to the willingness of Parent and Merger Sub to enter into this Agreement, Parent is entering into a voting agreement in the form attached hereto as Exhibit A-1 (the "Voting Agreement") with Mezzanine Lending Associates III, L.P. (the "Principal Stockholder") pursuant to which, on the terms and subject to the conditions thereof, the Principal Stockholder has executed a written consent pursuant to Section 228 of the DGCL (the "Written Consent") with respect to all of the shares of common stock, par value $.01 per share of the Company (the "Company Common Shares") owned of record and beneficially by the Principal Stockholder, in favor of the adoption of this Agreement and approval of the transactions contemplated hereby to be performed by the Company;

                  WHEREAS, prior to the Effective Time (as hereafter defined), Parent, Merger Sub, the Company, the Holders Representative (as hereafter defined) and the Escrow and Paying Agent (as hereafter defined) will execute and deliver the Indemnity Escrow Agreement (as hereafter defined);

                  NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, the Parties hereby agree as follows:

                                   ARTICLE I
                       THE MERGER; EFFECTIVE TIME; CLOSING

         1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease and the Company shall continue as the surviving corporation and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL. The Company, as the surviving corporation after the consummation of the Merger, is sometimes hereinafter referred to as the "Surviving Corporation."

         1.2 Closing. Unless this Agreement shall have been terminated and the transactions contemplated herein shall have been abandoned pursuant to Article X, the closing of the Merger (the "Closing") shall take place at 10:00 a.m., local time, at the offices of counsel for Parent, on the first Business Day after all of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) to the obligations of the Parties to consummate the Merger as set forth in Sections 6.3, 6.4, and 6.5 have been satisfied or waived, or such other date, time or place as is agreed to in writing by the Parties (the actual time and date of the Closing being referred to herein as the "Closing Date"). At the Closing, (i) the Company will deliver to Parent, and Parent and Merger Sub will deliver to the Company, the various certificates, instruments and documents referred to in Sections 6.3 6.4 and 6.5 below, (ii) the Company and Merger Sub will file with the Secretary of State of the State of Delaware the certificate of merger in the form attached hereto as Exhibit A-2 (the "Certificate of Merger"), and (iii) Parent will, or will cause the Surviving Corporation to, deliver the Merger Price, Option Payments, Warrant Payments and Indemnity Escrow to the Fully-Diluted Stockholders and the Escrow and Paying Agent, in the manner provided below in Article IV.

         1.3 Effective Time. Subject to the provisions of this Agreement, the Parties shall cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware as soon as practicable on the Closing Date. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such subsequent date or time as the Parties shall agree and specify in the Certificate of Merger (the date and time the Merger becomes effective being hereinafter referred to as the "Effective Time").

         1.4 Effect of the Merger. At and after the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

                                   ARTICLE II
                        CERTIFICATE OF INCORPORATION AND
                       BYLAWS OF THE SURVIVING CORPORATION

         2.1 Certificate of Incorporation. As of the Effective Time, and without any further action on the part of the Company and Merger Sub, the certificate of incorporation of the Company shall be amended to read in its entirety as the certificate of incorporation of Merger Sub reads as in effect immediately prior to the Effective Time until thereafter changed or amended as provided therein or by applicable law.

         2.2 Bylaws. At and after the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

                                  ARTICLE III
                            DIRECTORS AND OFFICERS OF
                            THE SURVIVING CORPORATION

         3.1 Directors of the Surviving Corporation. The directors of the Surviving Corporation, as of the Effective Time, will be the directors of Merger Sub immediately prior to the Effective Time.

         3.2 Officers of the Surviving Corporation. The officers of the Surviving Corporation, as of the Effective Time, will be the officers of Merger Sub immediately prior to the Effective Time.

                                   ARTICLE IV
                       MERGER CONSIDERATION; CONVERSION OR
                      CANCELLATION OF SHARES IN THE MERGER

         4.1 Effect of the Merger on the Shares.

                  (a) Conversion of the Company Common Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Company Common Share issued and outstanding immediately prior to the Effective Time (other than (i) any Company Common Shares held by the Company, which Company Common Shares, by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled and retired and shall cease to exist with no payment being made with respect thereto and (ii) Dissenting Shares (as defined in Section 4.1(c)), shall be cancelled and retired and shall be converted into the right to receive the Merger Price, payable to the holder thereof, without interest thereon (except as specifically provided for in the Indemnity Escrow Agreement), upon surrender of the certificate formerly representing such Company Common Share; provided, however, that the amount payable to any holder of Company Common Shares who is an obligor on a Management Note shall be reduced by the principal amount of such Management

         Note plus accrued interest thereon to the Effective Time in accordance with Section 4.2(b) and such Management Note shall be deemed cancelled thereafter.

                  (b) Conversion of Merger Sub Common Stock. At the Effective Time, each share of common stock of the Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any further action on the part of the holder thereof, be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation.

                  (c) Dissenting Shares. To the extent that holders thereof are entitled to appraisal rights under Section 262 of the DGCL, Company Common Shares issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised and perfected such holder's demand for appraisal rights under Section 262 of the DGCL (the "Dissenting Shares"), shall not be converted into the right to receive the Merger Price, but the holders of Dissenting Shares shall be entitled to receive from the Surviving Corporation such consideration as shall be determined pursuant to Section 262 of the DGCL; provided, however, that if any such holder shall have failed to perfect or shall effectively withdraw or lose such holder's right to appraisal and payment under the DGCL, each of such holder's Company Common Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Price, without any interest thereon (except as specifically provided for in the Indemnity Escrow Agreement), upon surrender of the certificate formerly representing such Company Common Shares and such shares shall not be deemed to be Dissenting Shares.

                  (d) Fully-Diluted Stockholders; Merger Consideration. Concurrently with the delivery of the Net Indebtedness Certificate, the Company will deliver to Parent Schedule 4.1(d), which will be attached to this Agreement and will set forth the Fully-Diluted Stockholders, the aggregate Company Common Shares, Options or Warrants owned thereby, and the portion of the Merger Consideration allocable to such Fully-Diluted Stockholders calculated in accordance with the terms of this Agreement.

         4.2 Payment for the Shares.

                  (a) From and after the Effective Time, U.S. Bank National Association shall act as paying agent (the "Escrow and Paying Agent") in effecting the payment of the Merger Price in respect of certificates (the "Certificates") that, prior to the Effective Time, represented Company Common Shares entitled to payment of the Merger Price pursuant to Section 4.1(a). At the Effective Time, Parent or Merger Sub shall deposit, or cause to be deposited, with the Escrow and Paying Agent the aggregate Merger Price (net of the aggregate principal amount of the Management Notes plus accrued interest thereon to the Effective Time held by holders of Company Common Shares) to which holders of the Company Common Shares shall be entitled pursuant to this Article IV.

                  (b) At or prior to the Effective Time, the Company shall provide to each record holder of Certificates that immediately prior to the Effective Time represented Company Common Shares a form of letter of transmittal in the form attached hereto as Exhibit B (the "Letter of Transmittal") which shall, among other things, (i) specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Escrow and Paying Agent, and instructions for use in surrendering such Certificates and receiving the Merger Price in respect thereof and (ii) include a waiver by such holder of any claims against the Company or its Subsidiaries that such holder has in its capacity as a stockholder of the Company. To the extent not previously delivered to any Fully-Diluted Stockholder at the Effective Time, Parent shall cause the Escrow and Paying Agent to mail the Letter of Transmittal to such Fully-Diluted Stockholder as promptly as practicable. Upon the surrender of each such Certificate, the Escrow and Paying Agent shall pay the holder of such Certificate an aggregate amount equal to (i) the Merger Price multiplied by (ii) the number of Company Common Shares formerly represented by such Certificate, in consideration therefor, and such Certificate shall forthwith be cancelled. Notwithstanding the foregoing, the amount to be paid to any obligor on a Management Note pursuant to this Section 4.2(b) in respect of the Company Common Shares held by such obligor shall be reduced by the principal amount of such Management Note plus accrued interest thereon to the Effective Time and such Management Note shall be deemed cancelled thereafter. Until so surrendered, each such Certificate (other than Certificates representing (i) Company Common Shares held by the Company or held in the treasury of the Company or (ii) Dissenting Shares) shall represent solely the right to receive the aggregate Merger Price relating thereto (net of the principal amount of the Management Notes plus accrued interest thereon to the Effective Time). Except as specifically provided in the Indemnity Escrow Agreement, no interest or dividends shall be paid or accrued on the Merger Price. If the Merger Price (or any portion thereof) is to be delivered to any Person other than the Person in whose name the Certificate formerly representing Company Common Shares surrendered thereof is registered, it shall be a condition to such right to receive payment of such Merger Price that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Escrow and Paying Agent the transfer or other similar taxes required by reason of payment of the Merger Price to a Person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Escrow and Paying Agent that such tax has been paid or is not applicable.

                  (c) Notwithstanding anything in this Agreement to the contrary, the Escrow and Paying Agent shall not pay to the holders of Company Common Shares that portion of the Merger Price represented by the Indemnity Escrow and the Reimbursement Fund until such time as such amount, if any, is distributable pursuant to the terms and conditions of the Indemnity Escrow Agreement.

                  (d) Promptly following the date that the Indemnity Escrow Agreement terminates by its terms and the Escrow and Paying Agent distributes cash in an amount equal to the Indemnity Escrow and the Reimbursement Fund, or such lesser amount as is required to be distributed to the Fully-Diluted Stockholders thereunder, the Escrow and Paying Agent shall deliver to the Surviving Corporation all cash, Certificates and other documents in its possession relating to the transactions described in this Agreement, and the Escrow and Paying Agent's duties shall terminate. Thereafter, each holder of a Certificate formerly representing a Company Common Share may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in consideration therefor the aggregate Merger Price relating thereto, without any interest thereon (except as specifically provided for in the Indemnity Escrow Agreement).

                  (e) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Company Common Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates formerly representing Company Common Shares are presented to the Surviving Corporation or the Escrow and Paying Agent, they shall be surrendered and cancelled in return for the payment of the aggregate Merger Price relating thereto, as provided in this Article IV.

                  (f) None of Parent, Merger Sub, the Company, the Holders Representative or the Escrow and Paying Agent shall be liable to any Person in respect of any portion of the Merger Price delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which the Merger Price in respect of such Certificate would otherwise escheat to or become the property of any public official), any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Parent, free and clear of all claims or interest of any Person previously entitled thereto.

                  (g) In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount, and otherwise in such substance and form as the Surviving Corporation may reasonably direct as indemnity against it, Parent and the Escrow and Paying Agent with respect to such Certificate, the Escrow and Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Price with respect to such Certificate to which such Person is entitled pursuant to this Article IV.

                  (h) Parent and Merger Sub shall be entitled to deduct and withhold, or cause the Escrow and Paying Agent to deduct and withhold, from the Merger

         Price payable to a holder of a Certificate any withholding taxes and such other amounts as are required under the Code or any applicable provision of state, local or foreign tax law. To the extent that amounts are so deducted or withheld by Parent, Merger Sub or the Escrow and Paying Agent, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificate in respect of which such deduction or withholding was made by Parent, Merger Sub or the Escrow and Paying Agent and Parent shall provide, or cause the Escrow and Paying Agent to provide, to the holder of such Certificate written notice of the amounts so deducted or withheld.

         4.3 Stock Options. Prior to the Effective Time, the Company's Board of Directors (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary to (i) provide for the cancellation or exercise, effective at the Effective Time, of all the outstanding stock options or similar rights (the "Options") heretofore granted under the Equity Incentive Plan of Omega Holdings, Inc. (the "Stock Option Plan"), without any payment therefor except as otherwise provided in this
Section 4.3, and (ii) terminate the Stock Option Plan as of the Effective Time. Each Option, to the extent unexercised as of the Effective Time, shall thereafter no longer be exercisable but shall entitle each holder thereof, in cancellation and settlement therefor, to a payment in cash by the Company (subject to any applicable withholding taxes), at the Effective Time, equal to the product of (i) the total number of Company Common Shares as to which that Option remains unexercised and (ii) the excess, if any, of (A) the Merger Price over (B) the exercise price per Company Common Share subject to such Option (such amounts payable hereunder being referred to as the "Option Payments"). At the Effective Time, Parent or Merger Sub shall deposit, or cause to be deposited, with the Escrow and Paying Agent the aggregate Option Payments due pursuant to this Section 4.3 (net of the aggregate principal amount of the Management Notes plus accrued interest thereon to the Effective Time held by holders of Options and not otherwise deducted from the Merger Price pursuant to
Section 4.2). Upon surrender of the certificate for an Option by the holder of such Option to the Escrow and Paying Agent, the Escrow and Paying Agent shall pay to such Option holder, on behalf of the Company and subject to any applicable withholding taxes, the Option Payments due under this Section 4.3 with respect to such Option. Notwithstanding the foregoing, (i) the Escrow and Paying Agent shall not pay to the Option holder that portion of the Option Payments represented by the Indemnity Escrow and the Reimbursement Fund until such time as such amounts are distributable pursuant to the terms and conditions of the Indemnity Escrow Agreement, and (ii) the amount to be paid pursuant to this Section 4.3 to any obligor on a Management Note in respect of the Options held by such obligor shall (solely to the extent such obligor's Merger Price was not reduced as a result of such Management Note pursuant to Section 4.2) be reduced by the principal amount of such Management Note plus accrued interest thereon to the Effective Time and such Management Note shall be deemed cancelled thereafter.

         4.4 Warrants. Prior to the Effective Time, the Company's Board of Directors (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary to provide for the cancellation or exercise, effective at the Effective Time, of all the outstanding warrants to purchase Company Common Shares issued to BCC Industrial Services, Inc. (the "Warrants"), without any payment therefor except as otherwise provided in this Section 4.4. Each Warrant, to the extent unexercised as of the Effective Time, shall thereafter no longer be exercisable but shall entitle each holder thereof, in cancellation and settlement therefor, to a payment in cash by the Company (subject to any applicable withholding taxes), at the Effective Time, equal to the product of
(i) the total number of Company Common Shares as to which that Warrant remains unexercised and (ii) the excess, if any, of (A) the Merger Price over (B) the exercise price per Company Common Share subject to such Warrant (such amounts payable hereunder being referred to as the "Warrant Payments"). At the Effective Time, Parent or Merger Sub shall deposit, or cause to be deposited, with the Escrow and Paying Agent the aggregate Warrant Payments due pursuant to this
Section 4.4. Upon surrender of the warrant certificate by the holder of such Warrant to the Escrow and Paying Agent, the Escrow and Paying Agent shall pay to such holder, on behalf of the Company and subject to any applicable withholding taxes, the Warrant Payments due under this Section 4.4 with respect to such Warrant. Notwithstanding the foregoing, the Escrow and Paying Agent shall not pay to the Warrant holder that portion of the Warrant Payments represented by the Indemnity Escrow and the Reimbursement Fund until such time as such amounts are distributable pursuant to the terms and conditions of the Indemnity Escrow Agreement.

         4.5 Payments at Closing. Parent shall cause the Escrow and Paying Agent to, immediately following the Effective Time, pay by wire transfer of immediately available funds the Merger Price, Option Payments and Warrant Payments (subject to any applicable withholding taxes) payable pursuant to Sections 4.2, 4.3 and 4.4 to each Fully-Diluted Stockholder who (i) together with its Affiliates owns greater than 2.0% of the aggregate issued and outstanding Company Common Shares (calculated on a fully-diluted basis assuming the exercise or conversion of all outstanding Options and Warrants), and (ii) has, prior to the Effective Time, delivered to the Escrow and Paying Agent properly executed Letters of Transmittal and wire transfer instructions together with the Certificates or other certificates representing such Fully-Diluted Stockholder's Company Common Shares, Options and Warrants. Notwithstanding the foregoing, the Escrow and Paying Agent shall not pay to such Fully-Diluted Stockholders at the Effective Time that portion of the Merger Price, Option Payments and Warrant Payments represented by the Indemnity Escrow and Reimbursement Fund, which amounts shall be payable to such Fully-Diluted Stockholders by the Escrow and Paying Agent at such time as such amounts are distributable pursuant to the Indemnity Escrow Agreement.

         4.6 Repayment of Company Indebtedness. At the Effective Time, Parent will, or will cause the Surviving Corporation or any of its Subsidiaries to, repay in full all amounts owing pursuant to, and discharge all of the Company's and its Subsidiaries' obligations under, the agreements governing the Indebtedness identified on the Net Indebtedness Certificate, other than with respect to (i) the Senior Subordinated Notes and (ii) such Indebtedness which by its terms may not be repaid at such time.

         4.7 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, as applicable, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

                                   ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

         5.1 Representations and Warranties of the Company. The Company hereby represents and warrants to Parent and Merger Sub that except as set forth in the disclosure schedules attached hereto (the "Disclosure Schedules") or as disclosed in the Company SEC Reports, the statements contained in Section 5.1 are true and correct as of the date hereof, except for representations and warranties that speak as of a specific earlier date other than the date hereof, which are true and correct as of such other date.

                  (a) Incorporation; Qualification and Corporate Power. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Schedule 5.1(a) lists each such jurisdiction in which the Company and its Subsidiaries are duly organized and validly existing and in good standing and duly qualified to transact business. Each of the Company and its Subsidiaries (i) has all requisite power and authority (corporate or otherwise) to carry on its business as it is now being conducted and as it proposes to conduct and to own its properties and assets; and (ii) is in good standing and is duly qualified to transact business in each jurisdiction in which the nature of property owned or leased by it or the conduct of its business requires it to be so qualified, except where the failure to have power or authority, to be in good standing or to be duly qualified to transact business, has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. True, correct and complete copies of the charter and by-laws (or other constituent documents) of the Company and its Subsidiaries in effect on the date hereof have been delivered or made available to Parent. The minute books, stock certificate books and the stock ledgers (or similar records) have been delivered or made available to Parent and are true, correct and complete.

                  (b) Authorization; No Conflicts and Enforceability. The Company has full corporate power to execute and deliver this Agreement and to perform its obligations hereunder and, subject to the approval of the Merger by the stockholders of the Company in accordance with the DGCL, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of the Company's obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate proceedings on the part of the Company, its Board of Directors and its stockholders and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate any provision of the Company's certificate of incorporation or by-laws, (ii) violate any provision of any charter or by-laws or similar organizational instrument of any Subsidiary of the Company, (iii) violate any provision of, or be an event that is (or with the passage of time will result in) a violation of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or result in the imposition of any Lien upon any of the Company Common Shares or any of the Company's or any of its Subsidiaries' assets or properties pursuant to, any Lien, contract, lease, agreement, instrument, order, arbitration award, judgment or decree to which the Company or any of the Company's Subsidiaries is a party or by which any of them is bound, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or a Parent Material Adverse Effect, (iv) require any consent, approval, authorization or permit of, or registration or filing with or notification to, any Governmental Authority, except (A) in connection with the applicable requirements of the HSR Act and the Canada Competition Act, (B) the filing of the applicable certificates evidencing the Merger pursuant to the DGCL and appropriate documents with the relevant authorities of other states in which the Company or its Subsidiaries are authorized to do business, or (C) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
         (v) cause the suspension or revocation of any authorizations, consents, approvals or licenses currently in effect except where such suspension or revocation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or (vi) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 5.1(b) are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or its Subsidiaries or to any of their respective assets, except for violations which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or a Parent Material Adverse Effect. This Agreement and the Voting Agreement have been duly executed and delivered by the Company and the Principal Stockholder, respectively, and, assuming the due execution hereof and thereof by Parent and Merger Sub and the Principal Stockholder, respectively, this Agreement and the Voting Agreement constitute the legal, valid and binding obligation of the Company and the Principal Stockholder, respectively, enforceable against the Company and the Principal Stockholder, respectively, in accordance with their terms, subject to the effect of bankruptcy, insolvency, reorganization, liquidation, dissolution, moratorium or other similar laws relating to or affecting the rights of creditors generally and to the effect of the application of general principles of equity (regardless of whether considered in proceedings at law or in equity).

                  (c) Company Capitalization.

                           (i) The entire authorized capital stock of the
                  Company consists of 1,000,000 Company Common Shares of which 82,237.3331 are issued and outstanding. The number of Company Common Shares issued and outstanding on a fully-diluted basis, assuming the exercise or conversion of all outstanding vested and unvested options, warrants and other rights to acquire securities is 90,580.2074.

                           (ii) There are no bonds, debentures, notes or other
                  indebtedness of the Company having the right to vote on any matters on which stockholders may vote issued or outstanding.

                           (iii) All issued and outstanding Company Common
                  Shares: (A) have been duly authorized and validly issued; (B) are fully paid and nonassessable; and (C) were issued in material compliance with all applicable state and federal laws concerning the issuance of securities. Other than as set forth on Schedule 5.1(c)(iii), there are no options, warrants, purchase rights, subscription rights, conversion or exchange rights or other contracts or commitments that could require the Company to issue, sell or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. Except as set forth in, or contemplated by, this Agreement or the Stockholders Agreement, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company. Schedule 5.1(c)(iii) sets forth a complete and accurate list of the holders of the Options and the Warrants and the number of Company Common Shares subject to such Options and Warrants.

                           (iv) Other than this Agreement, the Voting Agreement
                  and the Stockholders Agreement dated June 13, 1997, as amended (the "Stockholders Agreement"), a copy of which has been provided to Parent, there are no outstanding contractual obligations of the Company (A) restricting the transfer of,
                  (B) affecting the voting rights of, (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (D) requiring the registration for sale of, or (E) granting any preemptive or antidilutive rights with respect to, any of the Company Common Shares or any capital stock of, or other equity interests in, the Company. There are no outstanding contractual obligations of the Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person other than a Subsidiary of the Company.

                  (d) Present Compliance with Obligations and Laws. Neither the Company nor any of its Subsidiaries is: (i) in violation of its charter or bylaws or similar documents; (ii) in default in the performance of any obligation, agreement or condition of any debt instrument which (with or without the passage of time or the giving of notice, or both) affords to any Person the right to accelerate any indebtedness or terminate any right; (iii) in default under or breach of (with or without the passage of time or the giving of notice) any Scheduled Contract to which it is a party or by which it or its assets are bound; or (iv) in violation of any Law applicable to it or its business or assets, except where any violation, default or breach under clauses (ii), (iii) or (iv) has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                  (e) 2001 Financial Statements and SEC Reports.


                           (i) The Company has delivered to Parent the audited
                  consolidated balance sheet of the Company and its Subsidiaries as of December 29, 2001 (the "2001 Balance Sheet"), and the related audited consolidated statements of operations and statements of cash flows for the period then ended. Such financial statements are attached hereto as Schedule 5.1(e) (collectively, the "2001 Financial Statements"). The 2001 Financial Statements present fairly in all material respects the financial position, results of operations and cash flows of the Company and its Subsidiaries for the periods or as of the dates set forth therein and were prepared in conformity with GAAP on a consistent basis throughout the periods involved. The unaudited balance sheet and unaudited income statement of the Company and its Subsidiaries prepared as of January 30, 2002 and February 28, 2002, in each case in the form previously furnished to Parent, present fairly, in all material respects, the financial position and results of operations of the Company and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved except as otherwise noted therein, and subject to the absence of footnotes and year-end adjustments.

                           (ii) Since January 1, 1999, the Company and its
                  Subsidiaries has timely filed all required reports, schedules, forms, statements and other documents required to be filed by them with the SEC prior to the date hereof (collectively, including all exhibits thereto, the "Company SEC Reports"). The Company SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then as of the date of such filing) and any Company SEC Reports filed with the SEC subsequent to the date hereof and prior to the Effective Time will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated (or incorporated by reference) therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the audited year end financial statements (including the related notes) included or to be included in, or incorporated by reference into, the Company SEC Reports present fairly, in all material respects, the financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved except as otherwise noted therein. All of such Company SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Company SEC Report filed prior to the date hereof), complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder (as in effect on the dates on which such Company SEC Reports, or amendments thereto, were filed).

                           (iii) Except as set forth in the 2001 Financial
                  Statements, and except for Liabilities and obligations contemplated by this Agreement or incurred in the Ordinary Course of Business since December 29, 2001, the Company does not have any material undisclosed Liabilities or obligations of any nature required by GAAP to be set forth on a consolidated balance sheet of the Company.

                           (iv) The Company has delivered to Parent a complete
                  and correct copy of any amendments or modifications, which have not yet been filed with the SEC, to all agreements, documents or other instruments which previously had been filed by the Company or its Subsidiaries with the SEC pursuant to the Exchange Act.

                  (f) Indebtedness; Operations. Except as disclosed in Schedule 5.1(f) hereto, none of the Company or any Subsidiary thereof has any Liability for Indebtedness or any guaranty thereof. As of the Effective Time, the amount of Net Indebtedness shall be the amount set forth in the Net Indebtedness Certificate. The Company has not engaged and is not engaging in any business or operations other than owning the capital stock of Omega Cabinets, Ltd.

                  (g) Absence of Certain Changes. Except as disclosed in
         Schedule 5.1(g) hereto, since December 29, 2001, the Company and each of its Subsidiaries has operated in the Ordinary Course of Business and, except as disclosed on Schedule 5.1(g) or as contemplated hereby, neither the Company nor any Subsidiary thereof has:

                           (i) permitted or allowed any of the material assets
                  or properties (whether tangible or intangible) of the Company or any Subsidiary to be subjected to any Lien, other than Permitted Liens or Liens that will be released at or prior to the Closing;

                           (ii) made any loan to, guaranteed any Indebtedness of
                  or otherwise incurred any Indebtedness on behalf of any other Person (other than the Company or a Subsidiary) in excess of $100,000;

                           (iii) except in accordance with reasonable commercial
                  practices and in the Ordinary Course of Business and except for matters that are being contested in good faith, failed to pay any creditor any amount owed to such creditor when due;

                           (iv) made any changes outside of the Ordinary Course
                  of Business of practices or policies relating to manufacturing, purchasing, marketing, selling or pricing;

                           (v) merged with, entered into a consolidation with or
                  acquired an interest of 5% or more in any Person or acquired a substantial portion of the assets or business of any Person or any division or line of business thereof, or otherwise acquired any assets (other than purchases of inventory, supplies and other property in the Ordinary Course of Business);

                           (vi) made any (A) capital expenditure outside of the
                  Ordinary Course of Business or (B) non-cancelable commitments for any capital expenditures in excess of the amounts provided for in the Company's budget, a copy of which has been provided to Parent, that will remain outstanding after the Effective Time in excess of $100,000 in the aggregate;

                           (vii) sold, transferred, leased, subleased, licensed
                  or otherwise disposed of any properties or assets, real, personal or mixed (including, without limitation, leasehold interests and intangible assets), other than in the Ordinary Course of Business, including without limitation the sale of Inventories or obsolete or worn out equipment;

                           (viii) other than in the Ordinary Course of Business,
                  (A) granted any material increase, or announced any material increase or made any material alteration to the wages, conditions, salaries, compensation, bonuses, incentives, pension or other benefits payable by the Company or any Subsidiary to its directors, officers or employees, or (B) established, increased, otherwise amended or promised to increase or otherwise amend any pension, profit sharing, deferred compensation, group insurance, severance pay, retirement or other employee benefits to its directors, officers or employees, whether past or present under any employee plan, fund or otherwise, in each case so as to materially increase the cost thereof;

                           (ix) other than in the Ordinary Course of Business,
                  written down or written up the value of any Inventories or Receivables or revalued any assets of the Company or any Subsidiary thereof;

                           (x) shortened or lengthened in any material respect
                  the customary payment cycles for payables or Receivables;

                           (xi) other than in the Ordinary Course of Business,
                  amended, terminated, canceled or compromised any material claims of the Company or any Subsidiary thereof or waived any other rights of substantial value to the Company or any Subsidiary thereof;

                           (xii) made any material change in any method of
                  accounting or accounting practice or policy used by the Company or any Subsidiary thereof, other than such changes required by GAAP;

                           (xiii) other than in the Ordinary Course of Business,
                  amended, modified or consented to the termination of any Scheduled Contract or the Company's or any of its Subsidiary's rights thereunder;

                           (xiv) amended or restated the certificate of
                  incorporation or the by-laws (or other organizational documents) of the Company or any Subsidiary thereof;

                           (xv) other than terminations of employment in the
                  Ordinary Course of Business, terminated, discontinued, closed or disposed of any office, plant or facility, or laid off any employees or implemented any early retirement, separation or other program providing early retirement window benefits within the meaning of Section 1.401(a)-4 of the Treasury Regulations or announced or planned any such action or program for the future;

                           (xvi) other than in the Ordinary Course of Business,
                  settled or compromised any material liability with respect to Taxes of the Company or any Subsidiary thereof;

                           (xvii) allowed any Permit that was issued or relates
                  to the Company or any Subsidiary thereof to lapse or terminate or failed to renew any such Permit that is scheduled to terminate or expire within 45 calendar days of the date hereof, except where such lapsing, termination or expiration has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

                           (xviii) suffered any Material Adverse Effect; or

                           (xix) agreed, whether in writing or otherwise, to
                  take any of the actions specified in this Section 5.1(g) or granted any options to purchase, rights of first refusal, rights of first offer or any other similar rights or commitments with respect to any of the actions specified in clauses (v) or (vii) of Section 5.1(g), except in each case as expressly contemplated by this Agreement.

                  (h) Tangible Properties and Necessary Assets. With the exception of tangible properties disposed of since December 29, 2001 as contemplated by Section 5.1(g) and except as set forth on Schedule 5.1(h) hereto, as of (i) December 29, 2001 and (ii) the date of this Agreement, the Company or one of its Subsidiaries had and has, directly or indirectly, owned free and clear of any Liens other than Permitted Liens, all of their respective material tangible properties or held and holds, such tangible properties by valid and existing lease, license or other right to use, subject to the effect of bankruptcy, insolvency, reorganization, liquidation, dissolution, moratorium or other similar laws relating to or affecting the rights of creditors generally and to the effect of the application of general principles of equity (regardless of whether considered in proceedings at law or in equity).

                  (i) Litigation; Orders. Except as disclosed on Schedule 5.1(i) hereto, there are no Actions pending or, to the Company's Knowledge, threatened against the Company or any of its Subsidiaries. Except as disclosed on Schedule 5.1(i) hereto, there are no injunctions, judgments, decrees or orders that have been entered against the Company or any of its Subsidiaries or any of their respective properties or businesses that limit (or would reasonably be expected to limit) the operation the Company's or its Subsidiaries' businesses as presently conducted.

                  (j) Intellectual Property.

                           (i) Schedule 5.1(j) hereto sets forth as of the date
                  hereof a true and complete list of all (A) patents and patent applications, registered trademarks and trademark applications, registered copyrights and copyright applications, domain names owned and registered by the Company and any Unregistered Intellectual Property owned by the Company, and (B) Company IP Agreements. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company owns or is licensed or otherwise possesses legally enforceable rights to use all Company Intellectual Property.

                           (ii) Except as has not had, and would not reasonably
                  be expected to have, individually or in the aggregate, a Material Adverse Effect, the consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any Company Intellectual Property nor will it create an option to terminate or restrict a Company IP Agreement.

                           (iii) Except as has not had, and would not reasonably
                  be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries is infringing, misappropriating, diluting or otherwise violating the Intellectual Property of any third party. Other than as set forth on Schedule 5.1(j) there are no unresolved or unsettled Actions that have been asserted, are pending or, to the Company's Knowledge, threatened against the Company or any of its Subsidiaries (A) alleging any of the foregoing, (B) challenging or seeking to deny or restrict the development, ownership, registration, use, licensing or other transfer by the Company or its Subsidiaries of any of the Company Intellectual Property, or (C) alleging that the Company IP

                  Agreements are unenforceable, restricted or otherwise in conflict with the terms of any license or other agreement. To the Company's Knowledge, no third party is engaging in any activity that infringes, misappropriates or otherwise violates in any respect the Company Intellectual Property, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.


                           (iv) Except as has not had and would not reasonably
                  be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and each of its Subsidiaries have taken reasonable steps to maintain the confidentiality of its trade secrets and other confidential Company Intellectual Property and any confidential Intellectual Property of third parties in the possession of the Company or its Subsidiaries.

                           (v) The Company is the licensee of, and, to the
                  Knowledge of the Company, has a valid right to use, free and clear of any Liens (other than Permitted Liens), the Internet web sites identified on Schedule 5.1(j) and all of the contents thereof. Neither the Company nor any of its Subsidiaries licenses any other Internet web sites.

                  (k) Labor Matters. Neither the Company nor any Subsidiary thereof is a party to or bound by any collective bargaining or other agreements with labor unions or associations representing employees of the Company or its Subsidiaries. Except as disclosed in Schedule 5.1(k) hereto, currently (i) to the Company's Knowledge, there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit; (ii) there are no strikes, slowdowns or work stoppages pending or, to the Company's Knowledge, threatened against the Company or its Subsidiaries, and neither the Company nor any Subsidiary has experienced any such strike, slowdown or work stoppage within the past three years; (iii) neither the Company nor any of its Subsidiaries has breached or otherwise failed to comply with the provisions of any collective bargaining or union contract the breach or non-compliance with which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and there are no grievances outstanding against the Company or any of its Subsidiaries under any such agreement or contract which have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and (iv) the Company and each Subsidiary is currently in compliance with all applicable laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority except where the failure to be in compliance has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                  (l) Insurance. All insurance policies to which the Company or a Subsidiary of the Company is a party, a named insured, or otherwise the beneficiary of coverage, and such policies' deductible and coverage amounts, are listed on Schedule 5.1(l). All premiums on such policies which are due and payable have been paid in full.

                  (m) Scheduled Contracts. Schedule 5.1(m) hereto lists, as of the date hereof, each of the following contracts, agreements, licenses and leases of the Company and its Subsidiaries (each, a "Scheduled Contract"):

                           (i) each contract, agreement and purchase order for
                  the furnishing of supplies or services to the Company, any Subsidiary or otherwise related to the Company's business under the terms of which the Company or any Subsidiary: (A) is likely to pay or otherwise give consideration of more than $250,000 in the aggregate during the fiscal year ending December 31, 2002, (B) is likely to pay or otherwise give consideration of more than $500,000 in the aggregate over the remaining term of such contract or (C) involving consideration in excess of $250,000 and which cannot be canceled by the Company or such Subsidiary without penalty or further payment and without more than 30 days' notice;

                           (ii) each contract, agreement and purchase order for
                  the sale of Inventory or for the furnishing of services by the Company or any Subsidiary which: (A) is likely to involve consideration of more than $500,000 in the aggregate during the fiscal year ending December 31, 2002, (B) is likely to involve consideration of more than $1,000,000 in the aggregate over the remaining term of the contract, agreement or purchase order or (C) involving consideration in excess of $500,000 and which cannot be canceled by the Company or such Subsidiary without penalty or further payment and without more than 30 days' notice;

                           (iii) all (a) distributor and dealer contracts and
                  agreements to which the Company or any Subsidiary thereof is a party and which involve payments to the Company in excess of $1,000,000 in any calendar year, and (b) broker, manufacturer's representatives, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company or any Subsidiary thereof is a party and which involve payments from the Company in excess of $250,000 in any calendar year;

                           (iv) all contracts with consultants pursuant to which
                  the Company or any Subsidiary thereof is obligated to pay amounts in excess of $100,000 and which are not cancelable without penalty or further payment and without more than 30 days' notice;

                           (v) all notes, mortgages, indentures, guarantees, and
                  material contracts and agreements, in each case relating to Indebtedness of the Company or any of its Subsidiaries in an amount greater than $10,000;

                           (vi) all contracts and agreements that limit or
                  purport to limit the ability of the Company or any Subsidiary thereof to compete in any line of business or with any Person or in any geographic area or during any period of time that are not terminable by the Company without penalty within 90 days;

                           (vii) all contracts and agreements between or among
                  the Company or any of its Subsidiaries on one hand and any Affiliate of the Company or its Subsidiaries on the other; and any employment, severance or consulting agreement or commitment with any officer, Senior Executive or director;

                           (viii) any contract under which the Leased Real
                  Property is being leased; and

                           (ix) all other contracts and agreements providing for
                  payments to or from the Company or any of its Subsidiaries in excess of $1,000,000.

                  Except as disclosed in Schedule 5.1(m), each Scheduled Contract (i) is valid and binding on the respective parties thereto and is in full force and effect and (ii) upon consummation of the transactions contemplated by this Agreement, except to the extent that any consents set forth in Schedule 5.1(m) are not obtained, shall continue in full force and effect, enforceable in accordance with the terms thereof without penalty or other adverse consequence, subject in each case to the effect of bankruptcy, insolvency, reorganization, liquidation, dissolution, moratorium or other similar laws relating to or affecting the rights of creditors generally and to the effect of the application of general principles of equity (regardless of whether considered in proceedings at law or in equity). Neither the Company nor any Subsidiary is in breach of, or default under, any Scheduled Contract, except for such breaches, if any, as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the Company's Knowledge, no other party to any Scheduled Contract is in breach of, or default under, any Scheduled Contract, except for such breaches, if any, as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has made available to Parent true and complete copies of all Scheduled Contracts.

                  (n) Licenses, Approvals, Other Authorizations, Consents, Reports, Etc.

                           (i) Except as set forth in Schedule 5.1(n) hereto,
                  the Company or its Subsidiaries possess or have been granted all governmental licenses, permits, franchises and all other authorizations of any federal, state, local or foreign governmental authority necessary for the operation of its business as currently conducted (the "Licenses"), except where such failure to possess or have granted has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as noted on
                  Schedule 5.1(n) hereto, all such Licenses are in full force and effect except for those whose failure to be in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as noted on Schedule 5.1(n) hereto, no proceeding is pending or, to the Company's Knowledge, threatened seeking the revocation or limitation of any License the revocation or limitation of which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.


                           (ii) Schedule 5.1(n) hereto contains a list of all
                  registrations, filings, applications, notices, consents, approvals, orders, qualifications and waivers required to be made, filed, given or obtained by the Company or any of its Subsidiaries with, to or from any Persons or Governmental Authorities in connection with the consummation of the transactions contemplated by this Agreement, except for those
                  (i) that become applicable solely as a result of the specific regulatory status of Parent or its Affiliates, (ii) relating to the notification requirements of the HSR Act or the Canada Competition Act or (iii) where the failure to make, file, give or obtain such registration, filing, application, notice, consent, approval, order, qualification or waiver has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                  (o) Environmental Matters. Neither the Company nor any of its Subsidiaries has assumed or is deemed to have assumed any environmental liabilities from any other Persons by operation of Law. For purposes of this Section 5.1(o), "Knowledge" shall be deemed to include the actual knowledge of Michael Ahonen. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

                           (i) Compliance with Environmental Laws. The Company
                  and its Subsidiaries and all uses and conditions of the Real Property (in each case since such Real Property was acquired or leased, as the case may be, by the Company or its Subsidiary) have been and are in compliance with all applicable Environmental Laws, and neither the Company nor any of its Subsidiaries has received since January 1, 2000 any written notice of violation or other written communication or has Knowledge of any facts or circumstances concerning any alleged violation or liability arising under any Environmental Law with respect to the Real Property or the business thereof or any use or condition thereof. Any real property formerly owned or leased by the Company or its Subsidiaries or otherwise related to the business thereof was in compliance with all applicable Environmental Laws during the Company's or its Subsidiaries' period of ownership or operation and neither the Company nor any of its Subsidiaries has received since January 1, 2000 any written notice of violation or other written communication or have Knowledge of any facts or circumstances concerning any alleged violation or liability arising under any Environmental Law with respect to such formerly owned or operated real property or any use or condition thereof.

                           (ii) Handling of Hazardous Substances. Neither the
                  Company nor any of its Subsidiaries nor, to the Company's Knowledge, any former owner, tenant, occupant or user of the Real Property has used, handled, generated, produced, manufactured, treated, stored or transported any Hazardous Substance on, under, about, to or from the Real Property or any real property formerly owned or operated by the Company or any of its Subsidiaries in violation of or in a manner that would reasonably be expected to form the basis of liability by the Company or any of its Subsidiaries under any Environmental Law.

                           (iii) No Release of Hazardous Substances. There is no
                  Release or threatened Release of any Hazardous Substance existing on, beneath or from the surface, subsurface or ground water of the Real Property or to the Company's Knowledge, any real property formerly owned, leased or operated for offsite disposal by the Company or any of its Subsidiaries, nor, to the Company's Knowledge, is there or has there been any Release or threatened Release of Hazardous Substances directly adjacent to, from or in the vicinity of the Real Property currently occurring or occurring at any time in the past.

                           (iv) Environmental Permits. The Real Property and the
                  operations of the Company and its Subsidiaries are in compliance with all terms and conditions of all Environmental Permits required by or issued pursuant to any Environmental Law and neither the Company nor any of its Subsidiaries has received since January 1, 2000 any written notice or other written communication or have Knowledge of any facts or circumstances concerning any alleged violation of any such Environmental Permits.

                           (v) No Tanks, Asbestos or PCB's. There are no
                  aboveground or underground storage tanks currently or, to the Company's Knowledge, formerly located on the Real Property used or formerly used for the purpose of storing any Hazardous Substance. There is no PCB-containing equipment or PCB-containing material, in each case, as defined by applicable Environmental Law, or any friable asbestos containing material on the Real Property.

                           (vi) Lists and Liens. The Real Property and any real
                  property formerly owned, operated, leased, or used by the Company or its Subsidiaries is not listed on any or nominated for listing on the National Priority List promulgated by the United States Environmental Protection Agency or any analogous state remedial priority list.

                           (vii) Documents. The Company and each of its
                  Subsidiaries has provided Parent access to any and all material documents, correspondence, pleadings, reports, assessments, analytical results, Permits or other records concerning Environmental Laws or Hazardous Substances.

                  (p) Taxes.

                           (i) The term "Tax" means any net income, capital
                  gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, profits, license, capital, withholding, payroll, employment, excise, goods and services, severance, stamp, occupation, premium, property, windfall profits or other tax or customs duties, or any interest, any penalties, additions to tax or additional amounts incurred or accrued under applicable tax law or properly assessed or charged by any taxing authority (domestic or foreign). For purposes of the definition of Tax, any interest, penalties, additions to tax or additional amounts that relate to taxes for any period, or a portion of any period, ended on or before the Closing Date shall include any interest, penalties, additions to tax, or additional amounts relating to taxes for such periods, regardless of whether such items are incurred, accrued, assessed or similarly charged on, before or after the Closing Date.

                           (ii) For purposes of this Section 5.1(p), the
                  "Company" shall be deemed to include any Subsidiary of the Company, or any predecessor of the Company. The Company has no liability for Taxes as a result of transferee liability, joint and several liability, or contract.

                           (iii) The Company has timely filed materially
                  (measuring "materially" based on the consolidated tax liability of the Company and its Subsidiaries taken as a whole) true, correct and complete tax returns, reports and estimates all prepared in accordance with applicable Laws in all material respects (measuring "material" based on the consolidated tax liability of the Company and its Subsidiaries taken as a whole), for all years and periods (and portions thereof) and for all jurisdictions (whether federal, state, local or foreign) in which any such returns, reports or estimates were due (such consolidated tax liability being determined, in each case, without regard to the Tax Deductions (as defined below)). All Taxes (determined without regard to tax deductions attributable to Option Payments, Warrant Payments, the Kitchen Craft Cash Bonus Amount and payments made on or about the Closing Date under the Company's Deferred Compensation Plan Effective June 13, 1997 (collectively, the "Tax Deductions")), as due and payable in respect of such returns, reports and estimates have been paid, and there is no current liability for any Taxes (determined without regard to the Tax Deductions) due in connection with any such returns. All Taxes (determined without regard to the Tax Deductions) not yet due and payable have been fully accrued on the books of the Company in accordance with GAAP and adequate reserves (determined without regard to the Tax Deductions) have been established therefor. There are no unpaid assessments for additional Taxes for any period. All charges, accruals, and reserves for Taxes provided for on the 2001 Financial Statements are adequate and determined without regard to the Tax Deductions. Copies of all federal, state and foreign tax returns filed by the Company for the past five years have been provided or made available to the Parent.

                           (iv) The Company has never been a member of any
                  consolidated, combined or unitary group for federal, state, local or foreign Tax purposes other than the group of which the Company is currently the parent corporation.

                           (v) The Company is not a party of any joint venture,
                  partnership or other arrangement that is treated as a partnership for federal income Tax purposes.

                           (vi) The Company has (i) withheld all required
                  amounts from its employees, agents, contractors and nonresidents and remitted such amounts to the proper agencies;
                  (ii) paid all employer contributions and premiums; and (iii) filed all federal, state, local and foreign returns and reports with respect to employee income Tax withholding, social security unemployment Taxes and premiums, all in compliance with the withholding Tax provisions of the Code as in effect for the applicable year and other applicable federal, state, local or foreign laws.

                           (vii) The federal income tax returns of the Company
                  have been examined by the IRS, or have been closed by the applicable statute of limitations, for all periods through December 31, 1997; the state tax returns of the Company have been examined by the relevant agencies or such returns have been closed by the applicable statute of limitations for all periods through December 31, 1997; no deficiencies or reassessments for any Taxes have been proposed, asserted or assessed against the Company by federal, state, local or foreign taxing authority.

                           (viii) The Company has not executed or filed with any
                  taxing authority (whether federal, state, local or foreign) any agreement or other document extending or having the effect of extending the period for assessment, reassessment or collection of any Taxes, and no power of attorney granted by the Company with respect to any Taxes is currently in force.

                           (ix) The Company has not received written notice of
                  any federal, state, local or foreign Tax audits or other administrative proceedings or court proceedings with regard to any Taxes or tax returns of the Company and no issues have been asserted in writing against the Company in connection with any existing audits of the Company.

                           (x) The Company has not entered into any agreement
                  with any taxing authority relating to Taxes, such as a closing agreement, which affects any taxable year ending after the Closing Date.

                           (xi) The Company has not agreed to and it is not
                  required to make any adjustment by reason of a change in accounting methods that affects any taxable year ending after the Closing Date. Neither the IRS nor any other agency has proposed any such adjustment or change in accounting methods that affects any taxable year ending after the Closing Date. The Company has no application pending with any taxing authority requesting permission for any changes in accounting methods that relate to its business or operations and that affects any taxable year ending after the Closing Date.

                           (xii) The Company is not and never has been a party
                  to any tax sharing agreement or similar arrangement for the sharing of Tax liabilities or benefits.

                           (xiii) The Company has not consented to the
                  application of Code section 341(f).

                           (xiv) There is no contract, agreement, plan or
                  arrangement covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment by the Company of any amount that would not be deductible by reason of Code section 280G.

                           (xv) No asset of the Company is tax-exempt use
                  property under Code section 168(h).

                           (xvi) No portion of the cost of any asset of the
                  Company has been financed directly or indirectly from the proceeds of any tax-exempt state or local government obligation described in Code section 103(a).

                           (xvii) In the past five years, the Company has not
                  been a party to a transaction that is reported to qualify as a reorganization within the meaning of Code section 368, distributed a corporation in a transaction that is reported to qualify under Code section 355, or been distributed in a transaction that is reported to qualify under Code section 355.

                  (q) Real Estate. Schedule 5.1(q)(i) lists the location of each parcel of Owned Real Property. The Owned Real Property and the Leased Real Property comprise all the real property (or interests therein) used in the operation of the business of the Company and its Subsidiaries. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse
         Effect:

                           (i) The Company and each of its Subsidiaries has good
                  and marketable title to the Owned Real Property, subject only to Permitted Liens.

                           (ii) Except as otherwise provided herein, Schedule
                  5.1(q)(ii) sets forth a true and complete list of all leases, subleases and licenses and other occupancy agreements under which the Company or any of its Subsidiaries is either a tenant or subtenant (collectively, the "Leases") relating to the Real Property.

                           (iii) Except as described in Schedule 5.1(q)(iii),
                  neither the Company nor any Subsidiary thereof has since January 1, 2001 received notice of a violation of any Law (including, without limitation, any building, planning or zoning law) relating to any of the Real Property. Neither the Company nor any Subsidiary thereof has received (since January 1, 2001) written notice that there are any contractual or legal restrictions that preclude or restrict the ability to use the Real Property for the purposes for which it is currently being used.

                           (iv) Neither the Company nor any Subsidiary thereof
                  has received (since January 1, 2001) written notice of any condemnation proceedings or eminent domain proceedings of any kind pending or threatened against the Real Property.

                           (v) Neither the Company nor any Subsidiary thereof
                  has received (since January 1, 2001) any written notice of any fence dispute, boundary dispute, boundary line question, encroachment, setback line violation, water dispute, or drainage dispute concerning or affecting the Real Property.

                           (vi) The buildings, fixtures, leasehold improvements
                  and other improvements used by the Company or any Subsidiary thereof have not experienced any significant interruption in the delivery of adequate quantities of any utilities (including, without limitation, electricity, natural gas, potable water, water for cooling or similar purposes and fuel oil, but excluding any electricity interruption due to storm damage) or other public services, including, without limitation, sanitary and industrial sewer services, required by the Company or any Subsidiary thereof in the operation of the business of the Company and its Subsidiaries.

                  (r) Brokers, Finders, Etc. Neither the Company nor any of its Subsidiaries has employed, or is subject to any valid claim of, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission in connection with such transactions.

                  (s) Receivables; Inventories.

                           (i) The Receivables reflected on the 2001 Balance
                  Sheet arose in the Ordinary Course of Business and, except as reserved against on the 2001 Balance Sheet, constituted only valid, undisputed claims of the Company or a Subsidiary thereof that as of December 29, 2001 were not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business.

                           (ii) Except as reserved for in the 2001 Balance
                  Sheet, the Inventories reflected on the 2001 Balance Sheet did not consist of items that were obsolete or damaged or any items held on consignment. Neither the Company nor any of its Subsidiaries is under any obligation or liability with respect to accepting returns of items of Inventory or merchandise in the possession of its customers other than in the Ordinary Course of Business. Schedule 5.1(s) contains a complete list of the addresses of all warehouses and other facilities in which the Inventories are located. Except as reserved for in the 2001 Balance Sheet, the Inventories reflected on the 2001 Balance Sheet were in good condition, were suitable and usable for the purposes for which they were intended and were in a condition such that they could be sold or used in the Ordinary Course of Business.

                  (t) Employee Benefits.

                           (i) Each Employee Benefit Plan (and each related
                  trust, insurance contract, or fund) is identified on Schedule 5.1(t) and complies in form and in operation with the applicable requirements of ERISA, the Code, and other applicable laws, rules and regulations, except where such non-compliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                           (ii) All required reports and descriptions (including
                  Form 5500 Annual Reports, Summary Annual Reports, PBGC 1s, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each Employee Benefit Plan and the requirements of Part 6 of Subtitle B of Title I of ERISA and of Code ss. 4980B have been met with respect to each Employee Benefit Plan that is subject to them, except where such non-compliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                           (iii) All contributions (including all employer
                  contributions and employee salary reduction contributions or other contributions) which are due have been paid to each Employee Benefit Plan, and all contributions for any period ending on or before the Effective Time which are not yet due have been paid to each Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Controlled Group, except where such non-compliance or non-accrual has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All required premiums or other payments for all periods ending on or before the Effective Time which are due have been paid with respect to each Employee Benefit Plan, except where such non-compliance or non-accrual has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                           (iv) Each Employee Benefit Plan that is an Employee
                  Pension Benefit Plan and is intended to be "qualified" under Code ss. 401(a) has received a current favorable determination letter from the Internal Revenue Service (or has been timely submitted to the Internal Revenue Service for a current favorable determination letter), and the Company has no Knowledge of any fact, situation, circumstance, condition or occurrence that would reasonably be expected to result in the disqualification of such plan if not corrected or otherwise addressed in accordance with Revenue Procedure 2001-17.

                           (v) No Employee Pension Benefit Plan is subject to
                  Section 302 or Title IV of ERISA or Section 412 of the Code. No Employee Benefit Plan is a Multiemployer Plan.

                           (vi) The Company has delivered to Parent correct and
                  complete copies of the plan documents and summary plan descriptions, summaries of material modification that have not yet been incorporated into the summary plan descriptions, award agreements, summaries of outstanding awards, the most recent determination letter received from the Internal Revenue Service, the three most recent Form 5500 Annual Reports (including all attached schedules), the most recent plan financial statements, a report of current premium costs, with the employer- and employee-paid portions identified, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan, together with any material correspondence from any Governmental Authority regarding the Employee Benefit Plan.

                           (vii) There have been no Prohibited Transactions with
                  respect to any Employee Benefit Plan, which have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                           (viii) No Employee Welfare Benefit Plan provides (or
                  has in the past provided) for benefits in the nature of health insurance for periods following termination of employment (other than in accordance with Code ss. 4980B or health care continuation provisions of applicable Law). Except as and to the extent indicated on Schedules 5.1(p) and 5.1(t), the transactions contemplated by this Agreement will not entitle any employee of the Controlled Group to any type of payment under any Employee Benefit Plan, or to any payment that would be an "excess parachute payment" under Code ss. 280G.

                  (u) Affiliate Transactions. Except as set forth on Schedule 5.1(u), neither any director, Senior Executive, 1% or greater stockholder of the Company or its Subsidiaries, nor, to the Knowledge of the Company, any spouse, child or other relative of any of such persons, owns, or has any material interest, directly or indirectly, in any of the Real Property or other material assets owned by or leased to the Company or its Subsidiaries.

                  (v) Subsidiaries. Schedule 5.1(v) contains a list of all Subsidiaries of the Company, and sets forth the legal form and jurisdiction of incorporation of each such Subsidiary and the amount (stated as a percentage of outstanding equity interests) of the equity interest owned, directly or indirectly, by the Company. All of the outstanding shares of capital stock or other equity interests of each of the Subsidiaries of the Company have been duly authorized and validly issued and are fully paid and non-assessable, are not subject to any preemptive rights and are owned by the Company, directly or indirectly, free and clear of all Liens (other than Permitted Liens). There are no outstanding options, conversion rights, phantom stock plans, warrants or other rights in existence to acquire from any of the Subsidiaries any of such Subsidiaries' capital stock or other equity interests. Other than the Subsidiaries identified on Schedule 5.1(v), the Company does not own any equity interest, directly or indirectly, in any other Person.

                  (w) Disclosure. To the Knowledge of the Company, none of the representations or warranties contained in this Section 5.1 (including the Disclosure Schedules referred to herein), taken as a whole, is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements herein or therein not misleading in any material respect.

         5.2 Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub hereby represent and warrant to the Company that except as set forth in the Parent disclosure schedules attached hereto (the "Parent Disclosure Schedules"), the statements contained in Section 5.2 are true and correct as of the date hereof, except for representations and warranties that speak as of a specific earlier date other than the date hereof, which are true and correct as of such other date.

                  (a) Incorporation; Authorization; Etc. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Each of Parent and Merger Sub has full corporate power to execute and deliver this Agreement, to perform its respective obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of Parent's and Merger Sub's obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or other proceedings on the part of Parent and Merger Sub, their respective Boards of Directors and their respective stockholders or members and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or for Parent or Merger Sub to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate any provision of the charter or by-laws or similar organizational instrument of Parent, Merger Sub or any of their respective Subsidiaries, (ii) violate any provision of, or be an event that is (or with the passage of time will result in) a violation of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or result in the imposition of any Lien upon any of Parent's, Merger Sub's or any of their respective Subsidiaries' assets or properties pursuant to, any Lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which Parent, Merger Sub or any of their respective Affiliates is a party or by which Parent, Merger Sub or any of their respective Affiliates is bound,
         (iii) violate or conflict with any other material restriction of any kind or character to which Parent, Merger Sub or any of their respective Affiliates is subject, that, in the case of clauses (ii) and
         (iii), would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or a material adverse effect on any of the Fully-Diluted Stockholders, or (iv) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 5.2(c) are duly and timely obtained or made and the approval of the Merger by the stockholders of the Company in accordance with the DGCL has been obtained, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Merger Sub or to any of their respective assets, except for violations which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or a material adverse effect on any of the Fully-Diluted Stockholders. This Agreement has been duly executed and delivered by Parent and Merger Sub, and, assuming the due execution hereof by the Company, this Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, liquidation, dissolution, moratorium or other similar laws relating to or affecting the rights of creditors generally and to the effect of the application of general principles of equity (regardless of whether considered in proceedings at law or in equity).

                  (b) Brokers, Finders, Etc. Neither Parent nor Merger Sub has employed, nor is Parent or Merger Sub subject to the valid claim of, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission from the Company or any of its Affiliates in connection with such transactions.

                  (c) Approvals, Other Authorizations, Consents, Reports, Etc. The execution, delivery and performance by Parent and Merger Sub of this Agreement do not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Person or Governmental Authority, except for any required filings under the HSR Act or the Canada Competition Act and except as set forth on Schedule 5.2(c).

                  (d) Litigation. There is no legal proceeding pending or, to the knowledge of Parent or Merger Sub, threatened against the Parent or Merger Sub, other than those which would not reasonably be expected to have a material adverse effect on any of the Fully-Diluted Stockholders.

                  (e) Financing. The Parent has cash in an aggregate amount sufficient to pay the amounts required to be paid by it, the Surviving Corporation or Merger Sub pursuant to this Agreement and all contemplated fees and expenses related to the transactions contemplated by this Agreement to be paid by Parent, Merger Sub or the Surviving Corporation; and Parent will use or make such cash available to Merger Sub and the Surviving Corporation to allow them to fulfill all such obligations.

                  (f) Disclosure. To the knowledge of Parent, none of the representations or warranties contained in this Section 5.2 (including the Parent Disclosure Schedules referred to herein), taken as a whole, is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements herein or therein not misleading in any material respect.

                                   ARTICLE VI
                        COVENANTS; DELIVERIES; CONDITIONS

         6.1 Covenants.

                  (a) Prior to the Effective Time, the Company shall deliver the Net Indebtedness Certificate and Schedule 4.1(d).

                  (b) At the Effective Time, Parent shall cause Kitchen Craft of Canada, Ltd. to pay the Kitchen Craft Cash Bonus Amount (subject to any applicable withholding taxes and such amounts thereof as are to be paid at the time of the distribution of the Indemnity Escrow in accordance with the terms of such cash bonus awards) in accordance with the terms and conditions of the Kitchen Craft Cash Bonus Award Agreements, each substantially in the form attached hereto as Exhibit C-1. An estimate of the Kitchen Craft Cash Bonus Amount is set forth on Schedule 6.1 hereto. Immediately prior to the Effective Time, the Company will amend
         Schedule 6.1 hereto to provide the actual Kitchen Craft Cash Bonus Amount (including the recipients thereof, the amounts to be paid at Closing and the amounts to be paid at the time of the distribution of the Indemnity Escrow), which actual amounts will not, in the aggregate, exceed the aggregate amount set forth on Schedule 6.1 on the date hereof.

                  (c) The Company covenants and agrees that during the period from the date of this Agreement to the Effective Time (unless the Parties shall otherwise agree in writing and except as otherwise contemplated by this Agreement) it will, and will cause each of its Subsidiaries to, in all material respects
         (i) conduct its operations in the Ordinary Course of Business, with no less diligence and effort than would be applied in the absence of this Agreement, (ii) use commercially reasonable efforts to keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it, and (iii) timely file all Tax returns in accordance with past practices and proceedings; provided, however, that none of the following shall in themselves (either alone or in combination) constitute a failure to comply with the foregoing provisions of this
         Section 6.1(c), and none of the following shall be taken into account in determining whether the Company has failed to comply with the foregoing provisions of this Section 6.1(c): (A) any change, effect or circumstance that arises by reason of a deterioration in the financial markets, the economy or the industries in which the Company and its Subsidiaries operate (whether in the United States, Canada or any foreign country in which they operate), (B) any change, effect or circumstance that is attributable to the disclosure of the fact that Parent is the prospective acquiror of the Company or the announcement or pendency of the transactions contemplated hereby; (C) any change, effect or circumstance that directly arises out of action taken by Parent or any of its Affiliates; (D) any change, effect or circumstance arising from any change in accounting requirements or principles or any change in applicable Laws; (E) any change, effect or circumstance arising from compliance with the terms of, or the taking of any action required by, this Agreement or (F) any change, effect or circumstance attributable to any acts of war involving the United States or, hostilities or terrorist activity involving the United States, including without limitation any continuation or material worsening of hostilities involving the combat of terrorism or other national security issues involving the United States.


                  (d) (i) The Company shall immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any Persons conducted heretofore by the Company, its Subsidiaries or any of their respective representatives with respect to any proposed, potential or contemplated Acquisition Proposal.

                           (ii) From and after the date hereof, without the
                  prior written consent of Parent, the Company will not authorize or permit any of its Subsidiaries to, and shall use its reasonable best efforts to cause all of its and their respective officers, directors, employees, financial advisors, agents or representatives (each a "Representative") not to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) or take any other action to facilitate any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to an Acquisition Proposal from any Person, or engage in any discussion or negotiations relating thereto or accept any Acquisition Proposal. The Company will as promptly as practicable communicate to Parent any inquiry received by it relating to any actual or potential

                  Acquisition Proposal and the material terms of any such inquiry or proposal, including the identity of the Person making the same. The Company shall as promptly as practicable inform Parent of any developments with respect to the foregoing.

                           (iii) The Company agrees not to release any Person
                  from, or waive any provision of, any standstill agreement to which it is a party or any confidentiality agreement between it and another Person who has made, or who may reasonably be considered likely to make, an Acquisition Proposal or who the Company or any of its Representatives have had discussions with regarding a proposed, potential or contemplated Company Acquisition Transaction.

                           (iv) For purposes of this Agreement:

                                    (x) "Acquisition Proposal" shall mean, with
                           respect to the Company, any inquiry, proposal or offer from any Person relating to any (A) direct or indirect acquisition or purchase of a business of the Company or any of its Subsidiaries, that constitutes 15% or more of the consolidated net revenues, net income or assets of the Company and its Subsidiaries,
                           (B) direct or indirect acquisition or purchase of 15% or more of any class of equity securities of the Company or any of its Subsidiaries whose business constitutes 15% or more of the consolidated net revenues, net income or assets of the Company and its Subsidiaries, (C) tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of the capital stock of the Company, or (D) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries whose business constitutes 15% or more of the consolidated net revenues, net income or assets of the Company and its Subsidiaries.

                                    (y) Each of the transactions referred to in
                           clauses (A) through (D) of the definition of Acquisition Proposal, other than any such transaction to which Parent or any of its Subsidiaries is a party, is referred to herein as a "Company Acquisition Transaction."

                  (e) Upon public announcement of the transactions contemplated under this Agreement by the Company and Parent, the Company will prepare and mail an information statement substantially in the form previously furnished to Parent containing the notices and other information required by Section 228(d) and 262(d)(2) of the DGCL, as applicable (as supplemented or amended from time to time, the "Information Statement"). In addition, the Company will deliver to its stockholders a disclosure statement satisfying the Company's disclosure obligations under Code section 280G substantially in the form previously furnished to Parent and will solicit the consent of its shareholders to the transactions disclosed therein (the "280G Consent"). The Company shall allow Parent to review the Information Statement and the 280G Consent and any amendments or supplements thereto prior to their distribution to the Company's stockholders. To the extent it becomes necessary, the Company shall properly convene a meeting of its stockholders and seek to obtain the requisite stockholder approval for this Agreement and the Merger at such meeting.

                  (f) The Parties agree that they will consult with each other concerning any proposed press release or public announcement pertaining to this Agreement or the Merger in order to agree upon the text of any such press release or the making of such public announcement, which agreement shall not be unreasonably withheld, except as may be required by applicable Law or by obligations pursuant to any listing agreement with a national securities exchange, national automated quotation system or other agreement, in which case the Party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with Parent or the Company, as applicable, before issuing any such press release or making any such public announcement.

         6.2 Documents to be Delivered Upon Signing. On the date hereof, the applicable Party shall cause the following to be delivered:

                  (a) the Company shall cause the Principal Stockholder to deliver an executed copy of the Voting Agreement and the Written Consent.

                  (b) Parent shall deliver an executed copy of the Voting Agreement.

                  (c) the Company shall deliver evidence that the Management Agreement between BCC Industrial Services, Inc., the Company and Omega Cabinets, Ltd. will terminate as of the Effective Time and no amounts shall be due thereunder.

                  (d) the Company shall deliver evidence that the Principal Stockholder is concurrently exercising its "drag-along" rights pursuant to the Stockholders Agreement.

                  (e) Parent shall deliver copies of the severance and non-competition agreements offered to Mark Buller, John Horton, David Romeo and John Goebel.

         6.3 Conditions to Each Party's Obligations. The respective obligations of each Party to consummate the Merger are subject to the satisfaction or waiver by each of the Parties of the following conditions:

                  (a) Except in connection with the Canada Competition Act (other than any injunction issued pursuant thereto), no judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Authority of competent jurisdiction shall be in effect which (A) has the effect of making the consummation of the Merger or the other transactions contemplated hereby illegal, or (B) materially restricts, prevents or prohibits consummation of the Merger or any of the other transactions contemplated hereby (collectively, "Restraints"); and there shall not be pending any suit, action or proceeding by any Governmental Authority which would reasonably be expected to have any of the foregoing effects; provided, however, that the Party asserting that the condition has not been satisfied shall have used its commercially reasonable best efforts to prevent the entry of such Restraint and to appeal as promptly as possible any such Restraint that may be entered; and

                  (b) the waiting period(s) under the HSR Act shall have expired.

         6.4 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver by Parent of the following conditions:

                  (a) the requisite stockholder approval of this Agreement and the Merger shall remain in full force and effect;

                  (b) Each of the Company and the Holders Representative shall have executed and delivered the Indemnity Escrow Agreement;

                  (c) the Company shall have acquired all of the Canadian Exchangeable Shares in exchange for an equal number of Company Common Shares;

                  (d) the Company shall have delivered to Parent an executed Cash Bonus Award Agreement, substantially in the form attached hereto as Exhibit C-2, from each person identified on Schedule 6.4(e);

                  (e) the Company shall have delivered to Parent (i) an executed Option Cancellation Agreement, substantially in the form attached hereto as Exhibit C-2, from each person identified on Schedule 6.4(f), and (ii) the updated Schedule 6.1 as contemplated by Section 6.1(b);

                  (f) the Company shall have delivered to Parent the Net Indebtedness Certificate and Schedule 4.1(d);

                  (g) the Company shall have caused to be delivered to Parent an opinion of Ropes & Gray, counsel to the Company, as to the matters set forth on Exhibit E-2; and

                  (h) The Company shall deliver to Parent a certificate meeting the requirements of Section 1.1445-2(c)(3) of the Code.

         6.5 Additional Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver by the Company of the following conditions:

                  (a) Each of Parent, Merger Sub and the Escrow and Paying Agent shall have executed and delivered the Indemnity Escrow Agreement;

                  (b) Parent shall have caused the Surviving Corporation to execute and deliver the promissory note to the Escrow and Paying Agent in accordance with the terms of the Indemnity Escrow Agreement;

                  (c) Parent shall have caused the letter of credit contemplated in the Indemnity Escrow Agreement to be delivered to the Escrow and Paying Agent in accordance with the terms thereof;

                  (d) Parent shall have delivered or have caused Merger Sub to deliver cash in an amount equal to the Merger Price, Option Payments and the Warrant Payments (a portion of which shall be deemed the Reimbursement Fund) to the Escrow and Paying Agent as provided for in Sections 4.2, 4.3 and 4.4 of this Agreement; and

                  (e) Parent shall have caused to be delivered to the Company and the Holders Representative (on behalf of the Fully-Diluted Stockholders) an opinion of Winston & Strawn, counsel to Parent, as to the matters set forth on Exhibit E-1.

                                  ARTICLE VII

                            SURVIVAL; INDEMNIFICATION

         7.1 Survival Periods. The respective representations and warranties of the Parties set forth in this Agreement shall survive the Effective Time and will remain in full force and effect for the 545 day period following the Effective Time. The covenants set forth in Articles I, II, III, IV, VII, VIII, and IX and Section 6.1 shall survive in accordance with their terms. Neither the period of survival nor any liability of the Fully-Diluted Stockholders pursuant to the Indemnity Escrow Agreement with respect to the Company's covenants, representations and warranties shall be reduced by any due diligence or other investigation made by Parent or Merger Sub at any time or by the disclosure of any facts or circumstances to Parent or Merger Sub (whether prior to or after the date of this Agreement).

         7.2 Indemnification by Fully-Diluted Stockholders. From and after the Closing Date, the Fully-Diluted Stockholders shall, pursuant to the terms and conditions of the Indemnity Escrow Agreement, indemnify and hold harmless Parent, the Company and its Subsidiaries, each of their respective directors, officers, employees and agents (other than the Fully-Diluted Stockholders), and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Parent Indemnified Parties") from and against any and all Losses incurred by, suffered by or asserted against any of the Parent Indemnified Parties in connection with or arising from (i) any breach by the Company of its covenants and agreements contained herein, and (ii) any breach by the Company of its representations and warranties contained herein; provided, that for purposes of this clause (ii), other than with respect to the representations and warranties set forth in Sections 5.1(e)(i) and (ii), (g)(xviii), (o)(vii), (p)(iii),
(t)(vi), (u) and (w), if any such representation or warranty contained herein is qualified (either directly or by the use of the defined term "Material Adverse Effect") by the word "material" (or by any word formed from such word), then such representation and warranty will in all respects be construed as if the word "material" (and such words formed therefrom) were not included in such representation or warranty or included in the definition of "Material Adverse Effect"; provided, further, that (A) the Fully-Diluted Stockholders shall be required to indemnify the Parent Indemnified Parties only to the extent that the aggregate Losses indemnifiable pursuant to this Section 7.2 exceed $2,000,000 in the aggregate (the "Threshold") (provided, that, subject to clauses (B) and (C) below, once such aggregate Losses exceed the Threshold, the Fully-Diluted Stockholders shall be liable for the payment of all such Losses from the first dollar thereof and not merely the amounts in excess of the Threshold); (B) the Fully-Diluted Stockholders shall not be required to indemnify the Parent Indemnified Parties in an aggregate amount in excess of $25,000,000 (minus the portion of the Kitchen Craft Cash Bonus Amount not paid at Closing and available for indemnity claims in accordance with the terms of the Kitchen Craft Cash Bonus Award Agreements); and (C) no claim for indemnification may be made after the 545 day period following the Closing Date. The limitations described above in Section 7.2(A), (B) and (C) shall not apply to any Losses arising from or in connection with any breach of Sections 7.6 or 8.13. To the extent that any of the Fully-Diluted Stockholders undertakings set forth in this Section 7.2 may be unenforceable, each of the Fully-Diluted Stockholders shall, pursuant to the Indemnity Escrow Agreement, contribute the maximum amount that it is permitted under applicable law to the payment and satisfaction of all indemnifiable liabilities incurred by the Parent Indemnified Parties; provided that in no event shall any of the Fully-Diluted Stockholders be required to contribute more than it would have been required to pay from the Indemnity Escrow had such undertaking been enforceable. Following the Closing, the Fully-Diluted Stockholders shall have no liability for breaches of this Agreement except pursuant to this Section 7.2 and the Indemnity Escrow Agreement.

         7.3 Indemnification by Parent. From and after the Closing Date, Parent shall indemnify and hold harmless the Fully-Diluted Stockholders, each of their respective direct and indirect partners, directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Stockholder Indemnified Parties") from and against any and all Losses incurred by, suffered by or asserted against any of the Stockholder Indemnified Parties in connection with or arising from (i) any breach by Parent or Merger Sub of its covenants and agreements contained herein or (ii) any breach by Parent or Merger Sub of its representations and warranties contained herein; provided, that for purposes of this clause (ii), other than with respect to the representation and warranty set forth in Section 5.2(f), if any such representation or warranty contained herein is qualified (either directly or by the use of the defined term "Parent Material Adverse Effect") by the word "material" (or by any word formed from such word), then such representation and warranty will in all respects be construed as if the word "material" (and such words formed therefrom) were not included in such representation or warranty or included in the definition of "Parent Material Adverse Effect"; provided, further, that (A) Parent shall be required to indemnify the Stockholder Indemnified Parties only to the extent that the aggregate

Losses indemnifiable pursuant to this Section 7.3 exceed the Threshold (provided, that, subject to clauses (B) and (C) below, once such aggregate Losses exceed the Threshold, Parent shall be liable for the payment of all such Losses from the first dollar thereof and not merely the amounts in excess of the Threshold); (B) Parent shall not be required to indemnify the Seller Indemnified Parties in an aggregate amount in excess of $25,000,000 and (C) no claim for indemnification may be made after the 545 day period following the Closing Date. The limitations described in Section 7.3 (A), (B) and (C) shall not apply to any Losses arising from or in connection with any breach of Sections 1.2(iii), 6.1(b), 7.6 or 8.13. To the extent that Parent's undertakings set forth in this
Section 7.3 may be unenforceable, Parent shall contribute the maximum amount that it is permitted under applicable law to the payment and satisfaction of all indemnifiable liabilities incurred by the Stockholder Indemnified Parties.

         7.4 Claims Procedures.

                  (a) All claims under Section 7.2 shall be made and resolved in accordance with the procedures provided in the Indemnity Escrow Agreement.

                  (b) All claims for indemnification under Section 7.3 involving third party claims against Stockholder Indemnified Parties shall be made and resolved as hereinafter set forth. If a claim by a third party is made against a Stockholder Indemnified Party, and if such Stockholder Indemnified Party intends to seek indemnity with respect thereto under this Article VII, such Stockholder Indemnified Party shall promptly notify the Parent of such claims. The failure to provide such notice shall not result in a waiver of any right to indemnification hereunder except to the extent the indemnifying party is actually materially prejudiced by such failure. With respect to a claim by a Stockholder Indemnified Party, Parent shall undertake, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and the Stockholder Indemnified Party shall cooperate with it in connection therewith. Parent shall not, except with the consent of the Stockholder Indemnified Party, not to be unreasonably withheld or delayed, enter into any settlement or consent to entry of any judgment that (i) does not include as an unconditional term thereof the giving by the Person or Persons asserting such claim to such Stockholder Indemnified Party of an unconditional release from all liability with respect to such claim, or (ii) imposes any restriction, condition or obligation on, or requires any undertaking or admission by such Stockholder Indemnified Party.

         7.5 Tax Treatment of Indemnification Payments. All indemnification payments under this Article VII shall be treated as adjustments to the Merger Consideration.

         7.6 Directors' and Officers' Indemnification.

                  (a) From and after the Effective Time, Parent, the Surviving Corporation and the Company shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless each present and former director or officer of the Company and of each Subsidiary of the Company and each such person who served at the request of the Company or any Subsidiary of the Company as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, the "Company Indemnified Parties") against all costs and expenses (including without limitation reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, administrative, criminal or investigative, arising out of or pertaining to any action or omission in their capacities as officers or directors, in each case occurring at or before the Effective Time (including without limitation the transactions contemplated by this Agreement), in each case, to the fullest extent permitted by the DGCL or any other applicable laws or to the fullest extent permitted under the Company's certificate of incorporation and bylaws or any applicable contract or agreement as in effect on the date hereof). Without limiting the foregoing, in the event of any such claim, action, suit, proceeding or investigation, (i) the Company, Parent or the Surviving Corporation, as the case may be, shall pay the reasonable fees and expenses of counsel selected by any Company Indemnified Party, which counsel shall be Ropes & Gray or other counsel reasonably satisfactory to the Company, Parent or the Surviving Corporation, as the case may be, promptly after statements therefor are received (unless the Surviving Corporation shall elect to defend such action) and (ii) the Company, Parent and the Surviving Corporation shall cooperate in the defense of any such matter; provided, however, that neither the Company, Parent nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed). Notwithstanding anything else in this Section 7.6 to the contrary, in no event shall Parent, the Surviving Corporation or the Company be obligated to indemnify any Company Indemnified Party for any loss incurred by a Company Indemnified Party arising from any claim by the Principal Stockholder or any partner, fiduciary, employee, officer or agent thereof.

                  (b) For a period of at least six years after the Effective Time, Parent shall cause the certificate of incorporation of the Surviving Corporation to continue to include a provision substantially similar to Articles 8 and 9 of the Certificate of Incorporation of the Company for the benefit of all directors and officers of the Company and each Subsidiary of the Company prior to the Effective Time. In the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims.

                  (c) For a period of three years after the Effective Time, Parent shall cause to be maintained in effect the current directors' and officers' liability insurance policies maintained by the Company (provided that Parent may substitute therefor policies reasonably satisfactory to the Company Indemnified Parties of at least the same coverage containing terms and conditions that, in the aggregate, are no less advantageous) with respect to claims arising from facts or events that occurred at or prior to the Effective Time; provided, however, that in no event shall Parent be required to expend pursuant to this Section 7.6(c) more than an amount per year equal to 150% of current annual premiums paid by the Company and its Subsidiaries for such insurance; provided, further, however, that if the premium for such coverage exceeds such amount, Parent or the Surviving Corporation shall purchase a policy with the greatest coverage available for such 150% of the amount per annum spent by the Company and its Subsidiaries for their fiscal year ending December 29, 2001.

                  (d) In the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, honor the indemnification and other obligations set forth in this Section 7.6.

                                  ARTICLE VIII
                            MISCELLANEOUS AND GENERAL

         8.1 Payment of Expenses; Representation. Each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby; provided, the Company shall pay the Legal and Accounting Costs of the Principal Stockholder relating to this Agreement and the transactions contemplated hereby. To the extent not paid by the Company prior to the Effective Time, Parent shall pay or cause the Company to pay the Legal and Accounting Costs at the Closing. The filing fee for the required filing under the HSR Act shall be borne 50% by Parent and 50% by the Company. The Company hereby agrees that following the Closing, Ropes & Gray may act as legal counsel to the Principal Stockholder, the Fully-Diluted Stockholders and the Holders Representative in connection with any dispute arising in connection with the transactions contemplated under this Agreement and immediately following the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to acknowledge such agreement in writing.

         8.2 Counterparts; Amendment.

                  (a) For the convenience of the Parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

                  (b) This Agreement may be amended by written agreement executed and delivered by duly authorized officers of Parent, on the one hand, and holders of a majority of the Company Common Shares (determined immediately prior to the date hereof), on the other hand.

         8.3 Governing Law. This Agreement and any related disputes shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any principles of conflicts of law thereof or other law that would cause the application of the domestic substantive laws of any other State or jurisdiction.

         8.4 Notices. All notices, instructions, demands, consents, approvals and other communications to be given or ordered under or by reasons of the provisions of this Agreement will be in writing and will be deemed to have been given one (1) Business Day after personally delivered, mailed by guaranteed overnight courier service, or telecopied to the recipient at the address or telecopy number below indicated (provided in the case of a telecopy that a copy is also sent by guaranteed overnight courier service). Unless receipt thereof is acknowledged in writing by the intended recipient thereof, telecopied notices shall not be effective unless followed by same day notices by guaranteed overnight courier service with proof of receipt.

                  (a)      if to Parent or Merger Sub, to:

                           c/o Fortune Brands, Inc.
                           300 Tower Parkway
                           Lincolnshire, Illinois  60069
                           Tel:   847-484-4400
                           Fax:   847-484-4490
                           Attn:  Mark A. Roche

                           with a copy to:

                           Winston & Strawn
                           35 W. Wacker Drive
                           Chicago, Illinois  60601
                           Tel:   312-558-5600
                           Fax:   312-558-5700
                           Attn:  John L. MacCarthy

                  (b)      if to the Company or the Holders Representative:

                           Butler Capital Corporation
                           402 W. Broadway, Suite 400
                           San Diego, California  92101
                           Tel:   619-595-3130
                           Fax:   619-595-3129
                           Attn:  Donald E. Cihak

                           with a copy in each instance to:

                           Ropes & Gray
                           One International Plaza
                           Boston, Massachusetts,  02110

                           Tel:   617-951-7000
                           Fax:   617-951-7050
                           Attn:  Newcomb Stillwell

                  (c) if to any stockholder of the Company other than the Holders Representative, to the address of such stockholder as set forth on the books of the Company with a copy to the Holders Representative.

or such other address or telecopy number or to the attention of such other Person as the recipient party shall have specified by prior written notice to the sending party.

         8.5 Entire Agreement; Assignment. This Agreement, including the Schedules and the Exhibits attached hereto, the Confidentiality Agreement, the Voting Agreement and the Indemnity Escrow Agreement, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other agreements, understandings and communications, both written and oral, among the Parties or any of them with respect to the subject matter hereof. This Agreement may not be assigned by operation of law or otherwise.

         8.6 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of each Party hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided, however, that the following rights and provisions shall inure to the benefit of and shall be enforceable by the Persons specified therein: (i) the right to receive the consideration payable in accordance with the terms hereof including, without limitation, the Merger Price, the Option Payments and the Warrant Payments pursuant to Section
1.2 and Article IV hereof, (ii) the indemnification rights under Article VII,
(iii) the provisions of Section 7.6, 8.6 and 8.13, and (iv) the Holders Representative shall be entitled to the benefits of, and as contemplated by
Article IX, shall be entitled to enforce the provisions of this Agreement for the benefit of, the former stockholders of the Company and any other Person entitled to receive any consideration payable in the Merger (including, without limitation, the Merger Price, the Option Payments and the Warrant Payments).

         8.7 Certain Definitions. As used herein the following terms shall have the following meanings and, unless the context otherwise requires, use of the singular form shall include the plural and any gender shall be deemed to include both genders:

                  "Action" shall mean any action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

                  "Affiliate" (and, with a correlative meaning, "Affiliated") shall mean, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, or is controlled by, or is under common control with, such first Person.

                  "Business Day" means any day on which banks are not required or authorized to close in the City of New York.

                  "Canada Competition Act" means the Competition Act R.S.C. 1985, c. C-34, as amended.

                  "Canadian Exchangeable Shares" means the 2,904.7728 Class B Common Shares of Kitchen Craft of Canada, Ltd.

                  "Cash" means all cash and cash equivalents.

                  "Code" means the Internal Revenue Code of 1986, as amended, and all rules and regulations issued under it, as in effect from time to time.

                  "Company Intellectual Property" shall mean all Intellectual Property owned by or licensed to the Company or its Subsidiaries.

                  "Company IP Agreements" shall mean all written agreements (other than Excluded Licenses) governing (a) licenses of Intellectual Property by the Company or its Subsidiaries to third parties, (b) licenses of Intellectual Property by third parties to the Company or its Subsidiaries, or (c) the rights between the Company or its Subsidiaries and third parties relating to the development or use of Intellectual Property.

                  "Company Software" shall mean all Software (a) developed, configured or licensed by the Company or its Subsidiaries (other than software licensed by the Company pursuant to Excluded Licenses), and
         (b) material to the operation of the business of the Company or its Subsidiaries, including all Software operated or used by the Company or its Subsidiaries in connection with processing customer or supplier orders, storing customer or supplier information, or storing, processing or archiving customer or supplier data.

                  "Control" shall mean possession, directly or indirectly, of power to direct or cause the direction of the management or policies of a Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise). The terms or phrases "controlled by" and "under common control with" shall have the meanings correlative to the term "Control."

                  "Controlled Group" means the group of corporations, partnerships, trades and businesses described in Sections 414(b), (c) and (m) of the Code, of which the Company is a member before the Closing Date.

                  "Employee Benefit Plan" means any of the following arrangements that is or was maintained or contributed to by the Company, any of its Subsidiaries or any other member of the Controlled Group, to which the Company or another member of the Controlled Group has an obligation to contribute or under which the Company, any of its Subsidiaries or any other member of the Controlled Group could reasonably be expected to have any Liability: (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan; (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan); (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan); (d) Employee Welfare Benefit Plan or material fringe benefit plan or program; or (e) any other policy, plan or program, providing bonuses, stock, stock-based compensation, shares, share-based compensation, incentive or deferred compensation, or severance or supplemental retirement benefits.

                  "Employee Pension Benefit Plan" has the meaning set forth in ERISA ss. 3(2).

                  "Employee Welfare Benefit Plan" has the meaning set forth in ERISA ss. 3(1).

                  "Environmental Law(s)" means each and every Law, Governmental Order, Environmental Permit, or similar requirement of each and every Governmental Authority, pertaining to (i) the protection of human health, safety, the environment, natural resources and wildlife, or
         (ii) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, release, threatened release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Substance.

                  "Environmental Permit" means any permit, written approval, registration, identification number, license or other authorization required under any applicable Environmental Law, together with their conditions.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all regulations promulgated thereunder, as in effect from time to time.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                  "Excluded Licenses" means contracts, licenses, or other agreements currently in effect relating to any Intellectual Property that constitutes: (i) "shrink wrap" software; or (ii) third party software generally available to the public at a cost of less than Ten Thousand Dollars ($10,000) per year.

                  "Fully-Diluted Stockholder" means, as of the Effective Time, each holder of outstanding Company Common Shares, each holder of Options and each holder of Warrants.

                  "GAAP" means United States Generally Accepted Accounting Principles.

                  "Governmental Authority" means any United States or foreign federal, state or local government, governmental, regulatory or administrative authority, agency, board or commission or any court, tribunal, or judicial or arbitral body.

                  "Governmental Order" means any order, writ, summons, notice, complaint, judgment, injunction, decree, stipulation, determination or award issued or entered by or with any Governmental Authority.

                  "Hazardous Substance(s)" means any substance which is defined or regulated as a hazardous substance, hazardous material, hazardous waste, pollutant or contaminant under any Environmental Laws and also includes, without limitation, petroleum hydrocarbons, crude oil or any fraction thereof.

                  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                  "Indebtedness" means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations for borrowed money of such Person evidenced by notes, bonds, debentures or other similar instruments, and (c) all obligations, contingent or otherwise, of such Person under letters of credit or similar facilities.

                  "Indemnity Escrow" means the portion of the Merger Consideration consisting of the promissory note made by the Surviving Corporation bearing interest at a floating rate equal to the rate on A1/P1 commercial paper and backed by a letter of credit issued by Fleet Bank, N.A. (or other bank reasonably acceptable to the Holders Representative) and to be held by the Escrow and Paying Agent pursuant to the Indemnity Escrow Agreement. The interest bearing note shall have an initial aggregate principal amount equal to $25,000,000 minus the portion of the Kitchen Craft Cash Bonus Amount not payable at the Effective Time in accordance with the terms of the Kitchen Craft Cash Bonus Award Agreements.

                  "Indemnity Escrow Agreement" means the Indemnity Escrow Agreement in the form attached as Exhibit D hereto.

                  "Intellectual Property" means any or all of the following and all rights in, arising out of, or associated therewith, whether registered or unregistered, as applicable: (a) patents, patent applications and statutory invention registrations, (b) trademarks, service marks, domain names, trade dress, logos, and other source identifiers, including registrations and applications for registration thereof, (c) copyrights, including registrations and applications for registration thereof, (d) Software, and (e) confidential and proprietary information, including trade secrets, know-how, manufacturing processes and methods, formulae and technology in existence or under development.

                  "Inventories" means all finished goods, raw materials, packaging, supplies, spare parts and other inventory related to the Company's business maintained, held or stored by or for the Company or any Subsidiary for use in the Company's business.

                  "IRS" means the Internal Revenue Service.

                  "Kitchen Craft Cash Bonus Amount" means the aggregate dollar amount set forth on Schedule 6.1 as amended immediately prior to the Effective Time in accordance with the provisions of Section 6.1(b).

                  "Knowledge" means, with respect to the Company and its Subsidiaries, the actual knowledge of each of Donald E. Cihak, Mark Buller, John Horton, John Goebel, and David Romeo.

                  "Law" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law.

                  "Leased Real Property" means the real property leased by the Company or any Subsidiary, in each case, as tenant, together with, to the extent leased by the Company or any Subsidiary, all buildings and other structures, facilities or improvements currently located thereon, all fixtures thereon and all easements, licenses, rights and appurtenances relating to the foregoing to the extent conveyed by the lease with respect thereto.

                  "Legal and Accounting Costs" means the reasonable legal and accounting costs incurred by the Principal Stockholder and the Company and the management fees and overhead and out-of-pocket expenses payable to the Principal Stockholder and BCC Industrial Services, Inc., in each case in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

                  "Liability" or "Liabilities" means any and all Indebtedness, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown or determined or determinable, including, without limitation, those arising under any Law (including, without limitation, any Environmental Law), Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

                  "Lien" means any security interest, pledge, hypothecation, mortgage, lien (including without limitation, environmental and tax liens), charge, encumbrance, proxy, voting trust, adverse claim reversion, reverter, preferential arrangement or restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

                  "Loss" or "Losses" means all damages, penalties, fees, costs, expenses, claims, judgments, injunctions, actions, suits, interest and dues.

                  "Management Notes" means the promissory notes issued by management stockholders in connection with the purchase of Company Common Shares identified on Schedule 8.7 hereto.

                  "Material Adverse Effect" means any circumstance, change in or effect on the Company or any Subsidiary of the Company or their respective businesses that: (i) is materially adverse to the business, assets and Liabilities, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole; or
         (ii) prevents or materially adversely affects the ability of any Party to consummate the Merger; provided, however, that none of the following shall in themselves (either alone or in combination) constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (A) any change, effect or circumstance that arises by reason of a deterioration in the financial markets, the economy or the industries in which the Company and its Subsidiaries operate (whether in the United States, Canada or any foreign country in which they operate), (B) any change, effect or circumstance that is attributable to the disclosure of the fact that Parent is the prospective acquiror of the Company or the announcement or pendency of the transactions contemplated hereby; (C) any change, effect or circumstance that directly arises out of action taken by Parent or any of its Affiliates; (D) any change, effect or circumstance arising from any change in accounting requirements or principles or any change in applicable Laws; (E) any change, effect or circumstance arising from compliance with the terms of, or the taking of any action required by, this Agreement or (F) any change, effect or circumstance attributable to any acts of war involving the United States or, hostilities or terrorist activity involving the United States, including without limitation any continuation or material worsening of hostilities involving the combat of terrorism or other national security issues involving the United States.

                  "Merger Consideration" means an aggregate amount equal to (a)
         (i) $571,371,279.04(1), plus (ii) the aggregate principal amount of the Management Notes plus accrued interest thereon to the Effective Time, minus (b) (i) the Net Indebtedness of the Company shown on the Net Indebtedness Certificate, plus (ii) the Legal and Accounting Costs not included in the calculation of Net Indebtedness on the Net Indebtedness Certificate.

                  "Merger Price" means (a) the Merger Consideration, divided by
         (b) the sum of (i) the number of Company Common Shares outstanding as of immediately prior to the Effective Time, plus (ii) the aggregate Company Common Shares issuable upon the exercise of the Options and the Warrants as of immediately prior to the Effective Time, plus (iii) 5,036.3752.


----------------------
(1) For informational purposes only, it is noted that $571,371,279.04 was calculated as follows: (i) $538,000,000, plus (ii) $9,148,000.52 (aggregate option and warrant exercise price), plus (iii) $10,504,528.52 (agreed upon adjustment amount related to the cash bonus), plus (iv) $17,000,000 (agreed upon aggregate value of various tax deductions), minus (v) $3,281,250 (agreed upon after tax cost of the call premium).

                  "Net Indebtedness" means the average daily (a) consolidated principal and accrued and unpaid interest on all Indebtedness of the Company and its Subsidiaries, in each case, of the type indicated in clauses (a) and (b) of the definition of Indebtedness, minus (b) cash of the Company and its Subsidiaries, in each case for the fifteen (15) Business Day period ending as of the close of business on the second
         (2nd) Business Day preceding the Closing Date; provided, however, that any Legal and Accounting Costs paid during the period covered by the Net Indebtedness Certificate shall be treated as paid on the first Business Day of such period for purposes of such calculation.

                  "Net Indebtedness Certificate" means a certificate executed by the Chief Financial Officer of the Company certifying the Net Indebtedness.

                  "Ordinary Course of Business" means the ordinary course of business of the Company and its Subsidiaries consistent with past custom and practice.

                  "Owned Real Property" means the real property owned by the Company or any Subsidiary, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures thereon and all easements, licenses, rights and appurtenances relating to the foregoing.

                  "Parent Material Adverse Effect" means any circumstance, change in or effect on Parent or any Subsidiary of Parent which will or would be reasonably likely to, prevent or materially impair the ability of any of the Parties to consummate the Merger or the other transactions contemplated by this Agreement.

                  "Permitted Liens" shall mean all Liens (a) that are set forth on Schedule 8.7 hereto, (b) that arise out of Taxes or general or special assessments not in default and payable without penalty or interest or the validity of which is being contested in good faith by appropriate proceedings, (c) of carriers, warehousemen, mechanics, materialmen, landlords and other similar persons or otherwise incurred in the Ordinary Course of Business for sums not yet delinquent or being contested in good faith, (d) that relate to deposits made in the Ordinary Course of Business in connection with workers' compensation, unemployment insurance and other types of social security, or (e) any Lien, easement or other encumbrance that does not have an adverse effect on the use or operation of the property in the business of the Company and its Subsidiaries as currently conducted.

                  "Person" means any individual or corporation, company, partnership, trust, incorporated or unincorporated association, joint venture or other entity of any kind.

                  "Prohibited Transaction" has the meaning set forth in ERISA ss. 406 and Code ss. 4975.

                  "Real Property" means all Owned Real Property and Leased Real Property.

                  "Receivables" means any and all accounts receivable, notes and other amounts receivable by the Company or any Subsidiary from third parties.

                  "Registered Intellectual Property" means all of the following items of Intellectual Property owned by the Company or any of its
         Subsidiaries: (i) United States and foreign patents, patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent to use applications or other registrations related to trade identity and trademarks; (iii) registered copyrights and applications for copyright registration; (iv) mask work registrations and applications to register mask works; (v) all Web addresses, sites and domain names; and (vi) any other Intellectual Property that is the subject of an application, certificate or registration filed with, issued by, or recorded by, any state, government, or other public legal authority.

                  "Reimbursement Fund" means $250,000.

                  "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment (including without limitation the abandonment or discarding of barrels, containers and other receptacles containing any Hazardous Substance).

                  "SEC" means the Securities and Exchange Commission.

                  "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                  "Senior Executive" means each of Mark Buller, John Horton, David Romeo and John Goebel.

                  "Senior Subordinated Notes" means the Omega Cabinets, Ltd. 10 1/2% Senior Subordinated Notes due 2007.

                  "Software" shall mean computer software, programs, files and databases in any form, including all information contained therein, Internet web sites, content thereof, all rights associated with links and advertisements contained therein, source code, object code, operating systems, specifications, data, database management code, data formats, utilities, graphical user interfaces, methods of processing, software engines, platforms, encryption keys and other security features, all versions, conversions, updates, patches, corrections, enhancements and modifications thereof and all related documentation, developer notes, comments and annotations.

                  "Subsidiary" means, with respect to any Person, any other Person of which such first Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such Person.

                  "Unregistered Intellectual Property" means all Company Intellectual Property, other than the Registered Intellectual Property and Company Software, that is relevant to conducting the business as now being conducted including: (i) disclosures on inventions; (ii) trade secrets, documented know-how, proprietary processes, and other documented proprietary information relevant to conducting the business of the Company; (iii) unregistered trademarks; and (iv) all unregistered Web addresses, sites and domain names.

         8.8 Obligations of Subsidiary. Whenever this Agreement requires any Subsidiary of a Party to take any action, such requirement shall be deemed to include an undertaking on the part of such Party to cause such Subsidiary to take such action; provided, however, that the Company and each of its Subsidiaries shall be deemed not to Subsidiaries of the Principal Stockholder for any purpose.

         8.9 Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to the Company or Parent, on the one hand, and the Holders Representative, the former directors, officers and stockholders of the Company and any Person entitled to payment of any portion of the Merger Price, Option Payment, Warrant Payment or Kitchen Craft Cash Bonus Amount as contemplated by
Section 1.2, Article IV or Article VI hereof, on the other hand. Upon a judicial determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties agree for themselves and their respective stockholders and Affiliates that (a) the court making such determination shall have the power (and will be requested by the Parties and the Holders Representative) to limit the scope of the term or provision or otherwise alter such term or provision to render it valid, legal and enforceable in a manner that comes closest to the original term or provision as would be legal, valid and enforceable and (b) the Holders Representative and Parent shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

         8.10 Specific Performance. The Parties hereto acknowledge that irreparable damage would result if this Agreement were not specifically enforced, and they therefore consent that the rights and obligations of the Parties under this Agreement may be enforced by a decree of specific performance issued by a court of competent jurisdiction. Such remedy shall, however, not be exclusive and shall be in addition to any other remedies which any Party may have under this Agreement or otherwise.

         8.11 Trial by Jury. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE INDEMNITY ESCROW

AGREEMENT, THE VOTING AGREEMENT OR MERGER OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

         8.12 Headings, Definitions. The Section and Article headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement. All references to Sections or Articles contained herein mean Sections or Articles of this Agreement unless otherwise stated. All defined terms and phrases herein are equally applicable to both the singular and plural forms of such terms.

         8.13 Limitation on Remedies. Subject to the subsequent sentence, and except as set forth in Section 8.10 or to the extent any other remedy may be provided by applicable law and such other remedy may not, under applicable law, be waived or otherwise limited or excluded by agreement, (i) prior to the Closing the rights set forth in Article X, and (ii) at and after the Closing the rights of the Parties set forth in Section 7.2 and the Indemnity Escrow Agreement and in Section 7.3, shall in each case be the sole and exclusive remedies of the Parties with respect to claims (whether based in contract, tort or otherwise) resulting from or relating to this Agreement or any of the transactions contemplated hereby, including without limitation any claim resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement; provided each Party may enforce that certain Confidentiality Agreement dated as of January 2, 2002 by and between the Company and Parent (the "Confidentiality Agreement"). Except (i) to the extent any other remedy may be provided by applicable law and such other remedy may not, under applicable law, be waived or otherwise limited or excluded by agreement, (ii) as set forth in Section 8.10,
(iii) after termination of this Agreement in accordance with Article X, for claims of Parent pursuant to Section 10.3, and (iv) after the Closing, for claims of the Parent Indemnified Parties pursuant to Section 7.2 and the Indemnity Escrow Agreement, Parent will not assert, and will cause its Subsidiaries (including without limitation after the Closing the Company and its Subsidiaries) and Affiliates and all Parent Indemnified Parties not to assert, any claim against any of the Fully-Diluted Stockholders or any of their Affiliates or any of their respective direct or indirect partners, directors, officers, employees, stockholders, attorneys, representatives or controlling persons, or seek to hold the Fully-Diluted Stockholders or any such Persons liable, in respect of any claim relating to the Company, any of its Subsidiaries, this Agreement or any of the transactions contemplated hereby and shall indemnify and hold harmless the Fully-Diluted Stockholders and such Persons against all such claims. Notwithstanding anything in this Agreement to the contrary, no Party hereto shall be deemed to have waived any claim, including any claim for fraud, which cannot be waived under applicable law (common or otherwise).

         8.14 Jurisdiction. EACH OF THE PARTIES SUBMITS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE STATE OF DELAWARE, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND AGREES THAT ALL CLAIMS IN RESPECT OF THE ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT. EACH OF THE PARTIES WAIVES ANY




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

DEFENSE OF INCONVENIENT FORUM OR ANY OTHER OBJECTION TO THE LAYING OF VENUE OR TO THE MAINTENANCE OF ANY ACTION OR PROCEEDING SO BROUGHT AND WAIVES ANY BOND, SURETY, OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY. EACH PARTY AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING SO BROUGHT SHALL BE CONCLUSIVE AND MAY BE ENFORCED BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW OR AT EQUITY.

                                   ARTICLE IX
                             HOLDERS REPRESENTATIVE

         9.1 Appointment. The Company hereby irrevocably makes, constitutes and appoints Mezzanine Lending Associates III, L.P. as its and its securityholders' agent and representative (the "Holders Representative") for all purposes under this Agreement and the Indemnity Escrow Agreement. In the event of the death, resignation or incapacity of the Holders Representative, the Company shall promptly designate another Person to act as its and its securityholders' agent and representative under this Agreement so that at all times there will be a Holders Representative with the authority provided in this Article IX. Such successor Holders Representative shall be designated by the Company by an instrument in writing signed by stockholders of the Company holding a majority of the Company Common Shares (determined immediately prior to Closing), and such appointment shall become effective as to the successor Holders Representative when such instrument shall have been delivered to it and a copy thereof delivered to Parent.

         9.2 Authorization. The Company hereby authorizes the Holders Representative, on its and the Fully-Diluted Stockholders' behalf, to:

                  (a) Receive all notices or documents given or to be given to any of the Fully-Diluted Stockholders by Parent pursuant hereto or to the Indemnity Escrow Agreement or in connection herewith or therewith and to receive and accept service of legal process in connection with any suit or proceeding arising under this Agreement or the Indemnity Escrow Agreement;

                  (b) Deliver to Parent at the Closing all certificates and documents to be delivered to Parent by any of the Fully-Diluted Stockholders pursuant to this Agreement, together with any other certificates and documents executed by any of the Fully-Diluted Stockholders and deposited with the Holders Representative for such purpose;

                  (c) Engage counsel, and such accountants and other advisors for any of the Fully-Diluted Stockholders and incur such other expenses on behalf of any of the Fully-Diluted Stockholders in connection with this Agreement or the Indemnity Escrow Agreement and the transactions contemplated hereby or thereby as the Holders Representative may in its sole discretion deem appropriate; and



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

                  (d) Take such action on behalf of any of the Fully-Diluted Stockholders as the Holders Representative may in its sole discretion deem appropriate in respect of:

                           (i) waiving any inaccuracies in the representations
                  or warranties of Parent contained in this Agreement or in any document delivered by Parent pursuant hereto;

                           (ii) waiving the fulfillment of any of the conditions
                  precedent to the Company's obligations hereunder or pursuant to the Indemnity Escrow Agreement;

                           (iii) taking such other action as the Holders
                  Representative or any of the Fully-Diluted Stockholders is authorized to take under this Agreement or the Indemnity Escrow Agreement;

                           (iv) receiving all documents or certificates and
                  making all determinations, on behalf of any of the Fully-Diluted Stockholders, required under this Agreement or the Indemnity Escrow Agreement;

                           (v) all such other matters as the Holders
                  Representative may in its sole discretion deem necessary or appropriate to consummate this Agreement or the Indemnity Escrow Agreement and the transactions contemplated hereby and thereby; and

                           (vi) all such action as may be necessary after the
                  Closing Date to carry out any of the transactions contemplated by this Agreement, including, without limitation, the defense and/or settlement of any claims for which indemnification is sought pursuant to Article VII and any waiver of any obligation of Parent or the Surviving Corporation.

                  All actions, decisions and instructions of the Holders Representative shall be conclusive and binding upon all of the Fully-Diluted Stockholders and no Fully-Diluted Stockholder nor any other Person shall have any claim or cause of action against the Holders Representative, and the Holders Representative shall have no Liability to any Fully-Diluted Stockholder or any other Person, for any action taken, decision made or instruction given by the Holders Representative in connection with the Indemnity Escrow Agreement or this Agreement, except in the case of his own gross negligence or willful misconduct.

         9.3 Expenses of the Holders Representative. The Holders Representative shall be entitled to withdraw from the Escrow Account cash amounts held in the Reimbursement Fund (or such greater amount as shall remain in escrow after the indemnity obligations under Article VII of the Merger Agreement shall have been satisfied) in reimbursement for out-of-pocket fees and expenses (including legal, accounting and other advisors' fees and expenses, if applicable) incurred by the Holders Representative in performing under this Agreement and the Indemnity Escrow

Agreement. The Fully-Diluted Stockholders (i) shall have no claim or cause of action against, may not assert any claim against, and shall indemnify and hold harmless the Holders Representative from and against any and all Losses incurred by the Holders Representative or any of its Affiliates and any of their respective partners, directors, officers, employees, agents, stockholders, consultants, attorneys, accountants, advisors, brokers, representatives or controlling persons, relating to the Holders Representative's capacity as Holders Representative other than such Losses resulting from the Holders Representative's gross negligence or willful misconduct; and (ii) shall pay to the Holders Representative, promptly upon request, such Fully-Diluted Stockholder's pro rata share of any amounts paid by the Holders Representative on behalf of the Fully-Diluted Stockholders and all costs and expenses (including legal, accounting and other advisors' fees and expenses, if applicable) incurred by the Holders Representative in connection with the protection, defense or enforcement of any rights under this Agreement or the Indemnity Escrow Agreement to the extent such costs, expenses and other amounts exceed the amount available to the Holders Representative in the Reimbursement Fund.

         9.4 Irrevocable Appointment. The appointment of the Holders Representative hereunder is irrevocable and any action taken by the Holders Representative pursuant to the authority granted in this Article IX shall be effective and absolutely binding on the Company and each stockholder thereof notwithstanding any contrary action of, or direction from, the Company or any Fully-Diluted Stockholder, except for actions taken by the Holders Representative which are in bad faith.

         9.5 Parent's Reliance. Parent shall not be obliged to inquire into the authority of the Holders Representative, and Parent shall be fully protected in dealing with the Holders Representative in good faith.

         9.6 Binding Appointment. The provisions of this Agreement, including without limitation Article IX hereof, shall be binding upon each Fully-Diluted Stockholder and the executors, heirs, legal representatives and successors of each Fully-Diluted Stockholder, and any references in this Agreement to a Fully-Diluted Stockholder or the Fully-Diluted Stockholders shall mean and include the successors to the Fully-Diluted Stockholders' rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

                                   ARTICLE X
                                   TERMINATION

         10.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by the mutual written consent of the Company and Parent.

         10.2 Termination by either the Company or Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Company or Parent if:

                  (a) the Merger shall not have been consummated by April 23, 2002; or



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

                  (b) if any Restraint shall be in effect and shall have become final and nonappealable.

         10.3 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company as provided in this Article X, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Parties or their respective Affiliates, officers, directors or stockholders except (x) with respect to the payment of expenses pursuant to Section 8.1 and (y) to the extent that such termination results from the willful breach of a Party of any of its covenants or agreements hereunder.


                            [Signature Page Follows]

                  IN WITNESS WHEREOF, this Agreement and Plan of Merger has been duly executed and delivered by the duly authorized officers of the Parties hereto and shall be effective as of the date first herein above written.

                                   MASTERBRAND CABINETS, INC.



                                   By:
                                        ---------------------------------------
                                         Name:
                                                -------------------------------
                                         Title:
                                                 ------------------------------



                                   MBC ACQUISITION CORP.



                                   By:
                                        ---------------------------------------
                                         Name:
                                                -------------------------------
                                         Title:
                                                 ------------------------------



                                   OMEGA HOLDINGS, INC.



                                   By:
                                        ---------------------------------------
                                         Name:
                                                -------------------------------
                                         Title:
                                                 ------------------------------


                                   Solely with respect to Articles VIII and IX,
                                                          --------------------

                                   MEZZANINE LENDING ASSOCIATES III, L.P.

                                   By:  Mezzanine Lending Management, III, L.P.
                                            its general partner

                                   By:  Butler Management Corporation
                                            its managing general partner


                                   By:
                                        ---------------------------------------
                                   Name:  Gilbert Butler
                                   Title: President